                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PP&L Resources, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              PP&L Resources, Inc.


                            Notice of Annual Meeting
                                 April 23, 1997

                                      and

                                Proxy Statement
                 (including appended 1996 Financial Statements)

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

  The Annual Meeting of Shareowners of PP&L Resources, Inc. ("PP&L Resources" or "the Company") will be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Wednesday, April 23, 1997, at 1:30 p.m., following the Annual Meeting of Shareowners of Pennsylvania Power & Light Company. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

  1. The election of four directors for a term of three years.

  2. The ratification of the appointment of Price Waterhouse LLP as independent auditors for the year ending December 31, 1997.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

  After reading the Proxy Statement, please mark, sign, date and return your Proxy as soon as possible, to assure your representation at the meeting. Only Shareowners of record at the close of business on Friday, February 28, 1997, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

                                     By Order of the Board of Directors.

                                              /s/ Robert J. Grey

                                                Robert J. Grey
                                                  Secretary

March 14, 1997

                                PROXY STATEMENT

  The Company's principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 14, 1997.

OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has established Friday, February 28, 1997, as the record date for Shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of the Company will not be closed. The PP&L Resources Articles divide PP&L Resources' voting stock into two classes:
Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 163,362,555 shares of Common Stock was outstanding on the Record Date. Each outstanding share of Common Stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors, and FOR the Ratification of the Appointment of Independent Auditors. Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

  Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by Pennsylvania Power & Light Company ("PP&L Co."), as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant's account will be voted in accordance with the participant's instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if proxies are not returned.

  To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PP&L Co. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PP&L Resources or its subsidiaries or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

  Regarding Proposal 1 (the election of directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person's name in the list of nominees on the accompanying Proxy. In order to be approved, Proposal 2 (the Ratification of the Appointment of Independent Auditors) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class.

PROPOSAL 1: ELECTION OF DIRECTORS

  PP&L Resources has a classified Board of Directors, currently consisting of twelve directors divided into three classes. These classes consist of four directors whose terms will expire at the 1997 Annual Meeting, four directors whose terms will expire at the 1998 Annual Meeting, and four directors whose terms will expire at the 1999 Annual Meeting. Since the directors of the Company also serve as the directors of PP&L Co., terms and length of service for the Company include PP&L Co. tenure.

  The nominees this year are E. Allen Deaver, Nance K. Dicciani, Elmer D. Gates, and Norman Robertson. All of the nominees are currently serving as directors and were elected by the Shareowners at the 1994 Annual Meeting. If elected by the Shareowners, the above nominees will serve until the 2000 Annual Meeting and until their successors shall be elected and qualified. Following their election, there will be twelve members of the Board of Directors, consisting of the following classes: four directors whose terms will expire at the 1998 Annual Meeting, four directors whose terms will expire at the 1999 Annual Meeting, and four directors whose terms will expire at the 2000 Annual Meeting.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

                            THE BOARD OF DIRECTORS
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 1

NOMINEES FOR DIRECTORS:

                 E. ALLEN DEAVER, 61, is Executive Vice President, a member of the President's Office, and a director of Armstrong World Industries, Inc., Lancaster, Pa., a manufacturer of interior furnishings and specialty products. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering and joined Armstrong in 1960. He is a director of the National Association of Manufacturers, the Pennsylvania Economy League, the Pennsylvania Chamber of Business and Industry, and Internacional de Ceramica S.A. (Mexico). Mr. Deaver, chair of the Compensation and Corporate Governance Committees and a member of the Executive and Finance Committees, has been a director since 1991.

    PHOTO


                 NANCE K. DICCIANI, 49, is Vice President and Monomers Business Unit Director, Rohm and Haas Company, Philadelphia, Pa., a specialty chemical company. Dr. Dicciani joined Rohm and Haas in 1991 as Business Unit Director, Petroleum Chemicals, and held various positions in the Petroleum Chemicals Division until being named to her current position in 1996. She received a B.S. in Chemical Engineering from Villanova University, an M.S. from the University of Virginia, an M.B.A. from the Wharton School of Business and a Ph.D. from the University of Pennsylvania. Dr. Dicciani is chairman of the advisory board of RohMax, a joint venture formed for the research, manufacture and sale of petroleum additives. She is a director of the World Affairs Council and a trustee of Villanova University. Dr. Dicciani, chair of the Nuclear Oversight Committee and a member of the Finance Committees, has been a director since 1994.

    PHOTO


                 ELMER D. GATES, 67, is Vice Chairman of Fuller Company, Bethlehem, Pa., a company involved in the design and manufacture of plants, machinery and equipment used in the cement, paper, power and processing industries. He has a B.S. in Mechanical Engineering from Clarkson College. Mr. Gates is vice chairman and a director of Ambassador Bank, a director of SI Handling Systems, Inc., and president of the Lehigh Valley Partnership and the Lehigh Valley Economic Development Corporation. He is also Chairman, Chief Executive Officer and a director of Birdsboro Ferrocast, Inc., a steel foundry located in Birdsboro, Pa. In 1992, Birdsboro Ferrocast filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Mr. Gates, chair of the Finance Committees and a member of the Compensation and Corporate Governance and Executive Committees, has been a director since 1989.

    PHOTO


                 NORMAN ROBERTSON, 69, served as Senior Vice President and Chief Economist of Mellon Bank N.A., Pittsburgh, Pa., until his retirement in 1992. Mr. Robertson received a B.S. in Economics from the University of London, England, and attended the London School of Economics. Mr. Robertson is a director of Economics America-Pennsylvania Council on Economic Education and an independent economic advisor to Smithfield Trust Company, a private investment management firm. He is also an Adjunct Professor of Economics at Carnegie Mellon University. Mr. Robertson, a member of the Executive, Finance and Compensation and Corporate Governance Committees, has been a director since 1969.

    PHOTO

DIRECTORS CONTINUING IN OFFICE:

                 FREDERICK M. BERNTHAL, 54, is President of Universities Research Association ("URA"), Washington, D.C., a position he has held since 1994. URA is a not-for-profit consortium of major research universities, and is management and operations contractor on behalf of the Department of Energy for the Fermi National Accelerator Laboratory. Prior to assuming his current position, Dr. Bernthal had served since 1990 as Deputy Director of the National Science Foundation and, from 1983 to 1988, as a member of the U.S. Nuclear Regulatory Commission. Dr. Bernthal received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Active in a number of professional organizations, he is also a director of the Challenger Centers Foundation. Dr. Bernthal, a member of the Audit and Corporate Responsibility and Nuclear Oversight Committees, has been a director since March 1, 1997; his term ends in 1999.

    PHOTO


                 WILLIAM J. FLOOD, 61, is Secretary-Treasurer of Highway Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and general contractors. Mr. Flood received a B.A. from Dartmouth College and joined HESCO in 1960. He is a director of HESCO, Geisinger Foundation, Hescorp, Inc. and PNC Bank (Northeast
                 PA). A member of the Audit and Corporate Responsibility and Nuclear Oversight Committees, Mr. Flood has been a director since 1990; his term ends in 1999.

    PHOTO


                 DEREK C. HATHAWAY, 52, is Chairman, President and Chief Executive Officer of Harsco Corporation, Camp Hill, Pa., a diversified multi-national manufacturing company. In 1966, Mr. Hathaway founded Dartmouth Investments Ltd. in the United Kingdom and built a group of engineering businesses into a public corporation, which was acquired by Harsco in 1979. After coming to the U.S. in 1984, Mr. Hathaway became a citizen in 1991. Mr. Hathaway served as President and Chief Operating Officer of Harsco from 1991 until 1994, when he was elected to his current position. Mr. Hathaway is a director of Harsco, Dauphin Deposit Corporation and a number of civic and charitable organizations, including the National Association of Manufacturers, the Pennsylvania Business Roundtable, the Pennsylvania Chamber of Business and Industry, and the Polyclinic Medical Center. Mr. Hathaway, chair of the Audit and Corporate Responsibility Committee and member of the Finance Committees, has been a director since 1995; his term ends in 1998.

    PHOTO


                 WILLIAM F. HECHT, 53, is Chairman, President and Chief Executive Officer of both PP&L Resources, Inc. and Pennsylvania Power & Light Company. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined Pennsylvania Power & Light Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named to his present Pennsylvania Power & Light Company position in 1993, and to his PP&L Resources, Inc. position in February 1995. Mr. Hecht is a director of a number of civic and charitable organizations. He is chair of the Executive Committees of the Boards and of the Corporate Leadership Council, an internal committee comprised of the senior officers of PP&L Resources, Inc. Mr. Hecht has been a director since 1990; his term ends in 1999.

    PHOTO


                 STUART HEYDT, 57, has been President and Chief Executive Officer of Geisinger Foundation, Danville, Pa., since 1991. Geisinger Foundation is a not-for-profit corporation involved in health care and related services. Dr. Heydt, who specializes in maxillofacial surgery, attended Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Bucknell University, Wilkes University, PNC Bank (Northeast PA) and PNC Bank, N.A. A member of the Compensation and Corporate Governance and Executive Committees, Dr. Heydt has been a director since 1991; his term ends in 1998.

    PHOTO

                 CLIFFORD L. JONES, 69, served as President of the Capital Region Economic Development Corporation, Camp Hill, Pa., from 1992 until 1994. Prior to that, he served as President of the Pennsylvania Chamber of Business and Industry from 1983 until his retirement in 1991. Mr. Jones had previously served as Chairman of the Pennsylvania Public Utility Commission and as Secretary of the Pennsylvania Department of Environmental Resources. He received a B.A. from Westminster College. Mr. Jones is a director of Mercom, Inc., a Michigan-based cable television company. A member of the Audit and Corporate Responsibility and Nuclear Oversight Committees, Mr. Jones has been a director since 1989; his term ends in 1998.

    PHOTO


                 RUTH LEVENTHAL, 56, is Professor of Biology at the Milton S. Hershey Medical Center, Hershey, Pa. She previously had served as Provost and Dean of Penn State Harrisburg, a position which she held from 1984 through 1994. Dr. Leventhal earned a B.S. in Medical Technology, a Ph.D. in Parasitology and an M.B.A. from the University of Pennsylvania. Dr. Leventhal is a director of Mellon Bank (Commonwealth region) and founding chair of the Council for Public Education. She is active in a number of charitable, civic and professional organizations. Dr. Leventhal, a member of the Audit and Corporate Responsibility and Nuclear Oversight Committees, has been a director since 1988; her term ends in 1998.

    PHOTO


                 FRANK A. LONG, 56, is Executive Vice President of PP&L Resources, Inc. and Executive Vice President and Chief Operating Officer of Pennsylvania Power & Light Company. Mr. Long received a B.S. in Electrical Engineering from Northeastern University, and joined Pennsylvania Power & Light Company in 1963. Senior Vice President-System Power & Engineering from 1990 until 1993, he was named to his present Pennsylvania Power & Light Company position in 1993 and to his PP&L Resources, Inc. position in February 1995. Mr. Long is chairman of the Pennsylvania Electric Association, and a director of the Smart Discovery Center and the Homemaker/Home Health Aide Services of Lehigh County. A director since 1993, Mr. Long's term ends in 1999.

    PHOTO


GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR ATTENDANCE AT BOARD MEETINGS

  The Board of Directors held ten meetings during 1996. Each director attended at least 75% of the meetings held by the Board and the Committees during the year. The average attendance of directors at Board and Committee meetings held during 1996 was 94%.

COMPENSATION OF DIRECTORS

  Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. As of January 1, 1997, non-employee directors receive a retainer of $25,000 per year, of which a minimum of $7,000 is allocated to a deferred stock account; a fee of $750 for attending Board of Directors meetings, Committee meetings and other meetings at the Company's request; and a fee of $150 for participating in meetings held by telephone conference call. Only one attendance fee is paid when the Boards of PP&L Resources and PP&L Co. meet on the same day, and when "dual" committee meetings are held on the same day. Also, only one retainer is paid for services on the Boards of both the Company and PP&L Co.

  Non-employee directors may elect to defer all or any part of the retainer and fees, pursuant to the Directors Deferred Compensation Plan ("DDCP"). Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the directors' retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  On December 18, 1996, the Board of Directors voted to terminate the Directors Retirement Plan for current directors, effective as of December 31, 1996. Instead, beginning on January 1, 1997, the directors will be provided annually with $4,500 worth of the Company's common stock, which approximates the benefit previously provided each director under the Directors Retirement Plan. The purpose of this change is to more closely align the interest of directors with the shareowners and to tie director compensation to Company performance. This additional

Company stock is provided by increasing the directors' annual retainer from the prior $20,500 to the current $25,000. Under the terms of the DDCP, this increased retainer is automatically allocated to each director's deferred stock account. In addition, as of January 1, 1997, each current director was provided with a one-time credit of additional deferred common stock equal to that director's accrued benefit under the Directors Retirement Plan, which is reflected in the Stock Ownership Table below. As with the DDCP benefits, this additional deferred stock together with applicable dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

STOCK OWNERSHIP

  All directors and executive officers as a group own less than 1% of PP&L Resources' common stock. The following table sets forth certain ownership of the Company's stock as of January 1, 1997, except as otherwise noted:

                                                        SHARES OF
                                                       COMMON STOCK
                                                       BENEFICIALLY
   NAME                                                  OWNED/1/
   ----                                                ------------
   F. M. Bernthal                                            200/2/
   R. G. Byram                                            12,275
   E. A. Deaver                                            7,172
   N. K. Dicciani                                          2,651
   R. D. Fagan                                             4,846
   W. J. Flood                                             5,263
   E. D. Gates                                            11,243
   R. J. Grey                                              2,611
   D. C. Hathaway                                          2,667
   W. F. Hecht                                            35,395
   S. Heydt                                                4,535
   C. L. Jones                                             3,227
   R. Leventhal                                            2,572
   F. A. Long                                             20,943
   N. Robertson                                            5,019
   All 17 executive officers and directors as a group    132,893

-------
/1/The number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan; (v) with respect to non-employee directors, shares credited to their deferred stock account under the DDCP, as follows: Mr. Deaver, 4,467 shares, Dr. Dicciani, 1,070 shares, Mr. Gates, 3,108 shares, Mr. Hathaway, 2,194 shares, Dr. Heydt, 1,811 shares, Dr. Leventhal, 517 shares, and Messrs. Flood, Jones, and Robertson, 172 shares each; and (vi) with respect to non-employee directors, additional deferred stock credited to them in connection with the termination of the Directors Retirement Plan described above, as follows: Mr. Deaver, 1,495 shares, Dr. Dicciani, 469 shares, Mr. Flood, 1,774 shares, Mr. Gates, 2,368 shares, Mr. Hathaway, 235 shares, Dr. Heydt, 1,115 shares, Mr. Jones, 2,555 shares, Dr. Leventhal, 1,492 shares, and Mr. Robertson, 3,243 shares, based on the mean price of the Company's common stock on December 31, 1996 ($23.125). These directors do not have voting or dispositive power over these deferred shares.
/2/Shares held by Dr. Bernthal were purchased subsequent to January 1, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports indicating their holdings of and transactions in the Company's equity securities with the Securities and Exchange Commission and to provide copies of such reports to the Company. To the Company's knowledge, all Section 16(a) filing requirements applicable to the Company's directors and executive officers during 1996 were complied with, except that a Form 4, Statement of Changes of Beneficial Ownership of Securities, was inadvertently filed late in connection with a sale of shares beneficially held by David L. Tressler, who retired in April 1996 from the Board of Directors.

BOARD COMMITTEES

  The Board of Directors reorganized its committee structure effective August 1, 1996, and now has four standing committees--the Executive, Audit and Corporate Responsibility, Compensation and Corporate Governance, and Finance Committees. Each non-employee director usually serves on two or more of these and PP&L Co.'s Board committees. (PP&L Co.'s committees include the Executive, Compensation and Corporate Governance, Finance, and Nuclear Oversight Committees.) The Audit and Corporate Responsibility, Compensation and Corporate Governance, and Finance Committees are composed entirely of directors who are not Company employees.

  EXECUTIVE COMMITTEE. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws. The Executive Committee of the Company met twice in 1996. The members of the Executive Committee for both the Company and PP&L Co. are Mr. Hecht (chair), Dr. Heydt and Messrs. Deaver, Gates and Robertson.

  AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE. This committee, which met once in 1996, combines the functions of the previously separate Audit and Corporate Responsibility Committees, which met three times and once, respectively, prior to the reorganization of the committees. The principal functions of the Audit and Corporate Responsibility Committee are to assist the Company's Board of Directors in the oversight of executive management's responsibilities related to the Company's internal control process. This internal control process is designed to provide reasonable assurance regarding the achievement of the Company's objectives in the areas of effectiveness and efficiency of operations, reliability of financial reporting, and compliance with laws, regulations and standards of integrity. In addition, the Committee reviews various policies and practices of management related to the Company's responsibilities to its investors, customers, employees, the environment and general public, and reviews the Company's response to actions, investigations, sanctions or warnings by governmental and regulatory authorities. The members of the Audit and Corporate Responsibility Committee are Mr. Hathaway (chair), Messrs. Flood and Jones, and Drs. Bernthal and Leventhal.

  COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE. This committee, which met three times in 1996, combines the functions of the previously separate Management Development and Compensation and Nominating Committees, which met four times and three times, respectively, prior to the reorganization of the committees. The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. For those individuals who are senior officers of both the Company and PP&L Co., the Compensation and Corporate Governance Committees of both companies act jointly to set remuneration for services to both companies. Another principal Committee function is to develop and review criteria for the qualifications of Board members and to identify and recommend to the Board of Directors candidates for election to the Board. The members of the Compensation and Corporate Governance Committee for both the Company and PP&L Co. are Mr. Deaver (chair), Messrs. Gates and Robertson and Dr. Heydt.

  Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 1998 Annual Meeting must be received by seventy-five days prior to the 1998 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  FINANCE COMMITTEE. The principal functions of the Finance Committee, which assumed the finance-related functions of the Executive Committee and the functions of the Unregulated Businesses Oversight Committee ("UBOC"), are to approve specific Company financings; to review the Company's annual financing plans and overall financial strategy; and to review the activities of the unregulated subsidiaries of the Company. The Finance Committee met three times in 1996 and the UBOC met three times prior to the reorganization of the committees. The members of the Finance Committee for both the Company and PP&L Co. are Mr. Gates (chair), Dr. Dicciani, and Messrs. Deaver, Hathaway and Robertson.

RETIREMENT PLANS FOR EXECUTIVE OFFICERS

  PP&L Co. officers who retire from the Company are eligible for benefits under PP&L Resources' Officers Retirement Plan and the Supplemental Executive Retirement Plan ("SERP"). The following table shows the estimated annual retirement benefits for executive officers payable under these Plans.

                                   ESTIMATED
                          ANNUAL RETIREMENT BENEFITS
                        AT NORMAL RETIREMENT AGE OF 65

        ANNUAL
     COMPENSATION        15 YEARS           20 YEARS           25 YEARS           30 YEARS
     ------------        --------           --------           --------           --------
       $250,000           85,778            119,528            132,028            144,528
        300,000          106,028            146,528            161,528            176,528
        350,000          126,278            173,528            191,028            208,528
        400,000          146,528            200,528            220,528            240,528
        450,000          166,778            227,528            250,028            272,528
        500,000          187,028            254,528            279,528            304,528
        550,000          207,278            281,528            309,028            336,528
        600,000          227,528            308,528            338,528            368,528
        650,000          247,778            335,528            368,028            400,528
        700,000          268,028            362,528            397,528            432,528
        750,000          288,278            389,528            427,028            464,528

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 1995 and 1996; Mr. Long deferred $32,094, $26,000, and $31,200 for the years 1994, 1995 and 1996, respectively; Mr. Fagan deferred $20,800 of compensation for 1996; and Mr. Grey deferred $10,800 for 1995 and $600 for 1996.) For purposes of calculating benefits under the SERP, the compensation used is base salary, bonus and the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits, the maximum Social Security benefit payable at the time of retirement and, in some cases, by pensions received from prior employment; and are reduced for retirement prior to age 60.

  As of January 1, 1997, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram and Grey were 26.8, 29.4, 20.3 and 1.7, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP, and Mr. Grey, who is entitled to 15.4 years of additional credited service).

  In the event of certain changes in control and termination of service, PP&L Co. officers would be eligible for benefits under the Executive Retirement Security Plan ("ERSP"). For purposes of this Plan, compensation and years of credited service are the same as under the SERP, except that, under this Plan, benefits become immediately vested for participants, salary levels used to determine benefits are based on earnings for the twelve consecutive month period of the highest earnings in the final 60 consecutive months immediately preceding termination and the penalties for early retirement are eliminated. Under the Plan, executive officers terminated by the Company within 36 months after such change in control for reasons other than cause or disability are entitled to the greater of the actuarial equivalent of (a) the sum of three times the executive's annual base salary and incentive compensation; or (b) the benefit payable under the SERP formula unreduced for early retirement. The Plan provides that benefits payable thereunder will be reduced to the extent necessary so that no such benefits will be subject to an excise tax under Section 4999 of the Internal Revenue Code, unless absent such reduction, the participant would receive a higher aggregate benefit.

  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Compensation and Corporate Governance Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

  As President of Power Markets Development Company ("PMDC"), Mr. Fagan is covered by that company's Officers Retirement Plan. That plan provides a retirement benefit determined by multiplying Mr. Fagan's five-year annual average compensation (salary and bonus) times 2% for each year of service completed by age 60. This benefit is reduced for retirement prior to age 60 and, in some cases, by pensions received from prior employment. As of January 1, 1997, the years of credited service for Mr. Fagan for purposes of this benefit were 21.8.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives for the last three fiscal years, for service for PP&L Resources and its subsidiaries. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.

                                                                            LONG-TERM
                                           ANNUAL COMPENSATION             COMPENSATION
                           -----------------------------------------------------------------
                                                           OTHER ANNUAL     RESTRICTED      ALL OTHER
                                    SALARY/1/ BONUS/1/    COMPENSATION/2/ STOCK AWARD/3/ COMPENSATION/4/
NAME AND PRINCIPAL POSITION    YEAR    ($)      ($)             ($)            ($)             ($)
--------------------------------------------------------------------------------------------------------
William F. Hecht               1996  531,194  138,600              0         138,920           4,418
 Chairman, President and       1995  489,024        0/5/           0         413,920           4,149
 Chief Executive Officer       1994  440,374        0/6/           0               0/6/        4,042
Frank A. Long                  1996  367,555   82,688         14,424          82,800           4,462
Executive Vice President       1995  344,041        0/5/      13,654         237,318           4,187
                               1994  295,434   24,375          7,050          42,525           4,078
Robert D. Fagan                1996  240,848  150,675/7/           0          82,340/7/            0
President -- Power
 Markets                       1995  225,004   54,558/8/           0         114,067/8/            0
Development Company            1994   21,635   50,000              0               0               0
Robert G. Byram                1996  246,944   48,195              0          48,300           3,673
Senior Vice President --       1995  232,717        0/5/       4,616         134,640           3,496
Nuclear -- PP&L Co.            1994  206,434   16,500              0          28,755           3,423
Robert J. Grey                 1996  231,878   44,415              0          44,620           2,250
Senior Vice President,         1995  173,471   25,000/5/           0          60,958         140,547
General Counsel and Secretary  1994        0        0              0               0               0


/1/ Salary and bonus data include deferred compensation. Bonus data include a one-time employment bonus of $50,000 for Mr. Fagan for 1994, and a one-time employment bonus of $25,000 for Mr. Grey in 1995.
/2/ Includes longevity pay (which is compensation for vacation earned, but not taken) and fees earned by Mr. Long for serving as a director of Safe Harbor, an affiliate of PP&L Co. ($800 in 1994).
/3/ The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1996, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht--19,400 shares ($446,200); Mr. Long--13,340 shares ($306,820); Mr. Fagan--4,540 shares ($104,420); Mr. Byram--8,070 shares ($185,610); and Mr. Grey--2,450 shares ($56,350). These year-end data do not include awards made in January 1997 for 1996 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards have a restriction period of three years.
/4/ Includes Company contributions to the Officers' Deferred Savings Plan and the ESOP accounts; also includes relocation expenses paid to Mr. Grey in 1995.
/5/ Although the incentive program provides that the short-term award be paid in cash, the then Management Development and Compensation Committee instead made the award in restricted stock based upon comments received from the senior officers who felt that they should have greater personal investment in the Company and thus should receive their short-term awards in Company stock rather than in cash.
/6/ Mr. Hecht requested to forgo his incentive award for 1994.

/7/ As discussed in the following Joint Report, one-third of Mr. Fagan's long-
    term incentive award was paid in cash and two-thirds in restricted stock. /8/ Two-thirds of Mr. Fagan's award (short-term and long-term) was paid in restricted stock and the remainder in cash.

EMPLOYMENT AGREEMENT

  Mr. Fagan has an employment agreement with the Company which provides for a base annual salary in his first year of employment of $225,000, guaranteed for three years unless he is terminated for cause. Mr. Fagan also is eligible for short- and long-term incentive awards, as discussed in the following Joint Report.

  Mr. Fagan is not a PP&L Co. officer and is not covered by ERSP. Accordingly, the Company has entered into an agreement with Mr. Fagan, providing that, in the event of a change in control of the Company, he will be entitled to the following payments if terminated within 36 months after such change in control for reasons other than cause or disability: (i) all accrued compensation; and
(ii) the sum of three times his annual base salary and incentive compensation. The agreement provides that benefits payable thereunder will be reduced to the extent necessary so that no such benefits will be subject to an excise tax under Section 4999 of the Internal Revenue Code, unless absent such reduction, Mr. Fagan would receive a higher aggregate benefit.

JOINT REPORT OF THE COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEES REGARDING EXECUTIVE COMPENSATION

GENERALLY

  PP&L Resources, Inc. (the "Company") is the parent holding company of Pennsylvania Power & Light Company ("PP&L Co."), and PP&L Co. is its principal subsidiary. The members of the Company's Compensation and Corporate Governance Committee/1/--all independent outside directors--and Board of Directors also serve in the same capacity for PP&L Co. Certain senior officers of the Company are also senior officers of PP&L Co. For those individuals, references below to the Committee and Board of Directors refer to the Committee and Board of Directors of both the Company and PP&L Co. and discussions of their compensation include compensation earned for services to both the Company and PP&L Co.

  During 1996, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other senior officers who are members of the Company's Corporate Leadership Council ("senior officers"), which provides strategic direction for the Company and its subsidiaries. The Committee established the compensation and benefit practices for these individuals as senior officers of the Company and its subsidiaries, including PP&L Co. and Power Markets Development Company (an unregulated subsidiary of the Company created to pursue worldwide energy-related business opportunities) ("PMDC"). These officers include: William F. Hecht, Chairman, President and Chief Executive Officer of the Company; Frank A. Long, Executive Vice President of the Company; Robert G. Byram, Senior Vice President-Nuclear of PP&L Co.; Robert D. Fagan, President of PMDC; Robert J. Grey, Senior Vice President, General Counsel and Secretary of the Company; and Ronald E. Hill, Senior Vice President--Financial of the Company. Except for Mr. Fagan, these individuals are also senior officers of PP&L Co./2/

  The Company has in place two major components of executive compensation for the senior officers and other officers of the Company and its subsidiaries-- base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions--both within the Company and in other companies--and individual executive performance. Incentive compensation is awarded based on corporate performance and shareowner value./3/ The incentive program has two separate components. A short-term incentive plan makes cash awards available to the senior officers based on the achievement of key corporate goals, as well as individual goals for the other officers. A long-term incentive plan grants restricted Company stock and/or stock options to officers based on the Company's return on common stock equity. Both plans and their associated goals and performance targets were developed by the Committee, and any awards made are granted by the Committee.

-------
/1/ As a result of a restructuring of the Company and PP&L Co. Board Committees, the Management Development and Compensation Committees became the Compensation and Corporate Governance Committees, effective August 1, 1996.
/2/ Mr. Fagan has no position with PP&L Co., but is a member of the Corporate
    Leadership Council and a "senior officer" of Resources by virtue of his position as President of PMDC.
/3/ Because of his position as President of PMDC, Mr. Fagan's incentive compensation is based on separate goals established for that position.

BASE SALARIES

  In general, the Committee's objective is to provide salary levels that are sufficiently competitive with comparable electric utilities to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that individual.

  In January 1996, the Committee reviewed salary ranges for the senior officers by comparing these salary levels with levels within the utility industry generally, and, more specifically, with executive compensation levels at 12 comparable electric utilities./4/ All of the comparison companies were included in the EEI (Edison Electric Institute) 100 Index of Investor-owned Electric Utilities, which is displayed in the stock performance graph on page
14. The 12 electric utilities used for comparison purposes in 1996 were selected based on their similarity to PP&L Co. in terms of annual revenues, service area and other measures of size.

  After reviewing salary data for executive positions at comparable utilities, the Committee reviewed the actual salaries and performance appraisals of each of the senior officers. In the case of the Chief Executive Officer, the Committee considered directors' individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other senior officers.

  Upon completion of this review, the Committee established the 1996 salaries of the senior officers. As of January 1996, Mr. Hecht's total compensation was about 15% less than the average total compensation of the chief executive officers of the comparable companies. Also, the total compensation of the senior officers as a group was approximately 15% less than the average paid to their counterparts at these companies. Considering this information and individual performance, a salary increase was given to Mr. Hecht effective in August 1996, Mr. Long effective in May 1996, Mr. Byram effective in July 1996, Mr. Fagan and Mr. Grey effective in March 1996, and Mr. Hill effective in October 1996. It is anticipated that the revised short- and long-term incentive plans established in 1995 will contribute to bringing the Company's overall senior pay levels up to the average for the marketplace.

  Regarding the base salaries of other corporate officers, the Board of Directors has delegated the authority to review and set the salaries of these officers to the senior officers. This enables the senior officers to establish the salaries of the officers who report to them. As a result, officers' salaries closely reflect their individual performance and contribution to the achievement of corporate goals.

INCENTIVE AWARDS

  In establishing the second component of executive compensation--incentive awards--the Committee reviews annually the Company's performance in relation to specific corporate objectives and the Company's overall return on common equity. This component of compensation is intended to relate executive compensation directly to corporate performance and shareowner value.

  Based on the Committee's recommendation, in 1995 the Company established a new executive compensation incentive award program. The program has two separate components: a Short-Term Incentive Plan and a Long-Term Incentive Plan.

SHORT-TERM INCENTIVE PLAN

  The Short-Term Incentive Plan achieves the Company's objective of placing a large portion of executive compensation "at risk" by providing the opportunity to base approximately 30-40% of the senior officers' total compensation on the achievement of key corporate goals. The Short-Term Incentive Plan makes cash awards available to officers for the achievement of specific, independent goals established for each calendar year. Annual award targets based on accountability level are established for each officer according to the following table:

-------
/4/ Mr. Fagan's salary was compared with those of similar subsidiary positions in both regulated and non-regulated companies.

                           SHORT-TERM INCENTIVE PLAN
                         PERCENT OF BASE SALARY TARGET

              Chief Executive Officer................ 40  %
              Executive Vice President............... 35  %
              Sr. Vice President..................... 30  %
              Vice President......................... 17.5%

  Annual awards are determined by applying these target percentages to the percentage of short-term goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

  The following are the goal categories for 1996:

  I. FINANCIAL--based on net income and total return on common stock.

  II. OPERATIONAL--based on customer relations indices, power plant performance, safety and environmental performance and affirmative action results.

  III. CORPORATE STRATEGY--based on achievement of specific goals related to deregulation and industry restructuring.

  In addition to these goals for senior officers, specific individual goals are set for each of the other officers who then establish goals for subordinates.

  The weightings for each of these general categories vary by the level of the individual officers to reflect the different levels of influence they have on attainment of the goals, as follows:

                                                    GOAL CATEGORY
                                      ------------------------------------------
  OFFICER LEVEL                       FINANCIAL OPERATIONAL STRATEGIC INDIVIDUAL
  -------------                       --------- ----------- --------- ----------
Chief Executive Officer..............     50%        25%        25%        0%
Executive Vice President.............     30         50         20         0
Sr. Vice President...................     25         60         15         0
Vice President.......................     20         40          0        40

  When the level of goal attainment in each of the above categories is measured at the end of each year and the category weightings shown above are multiplied by the annual award target for each position, each officer's cash award is determined for the prior year's performance.

LONG-TERM INCENTIVE PLAN

  The Company also has a Long-Term Incentive Plan which focuses solely on increasing shareowner value. A major purpose of this component of compensation is to encourage long-term decision-making by senior management. The Plan establishes objectives for return on common equity (ROE) that require the Company to compare favorably with a peer group of companies and also to maintain appropriate levels of absolute ROE performance. Greater emphasis is placed on the Company's relative ROE performance than on absolute ROE performance. The logic for this approach is that relative ROE performance is more closely correlated to the performance of Company management, whereas external factors such as long-term interest rates have a major impact on absolute ROE performance.

  Awards are granted annually based on a review of the Company's average ROE performance over the prior three calendar years. Each year, a new three-year average ROE is calculated for comparative purposes. This three-year average avoids the excessive impact of short-term fluctuations in Company or peer group performance that may not reflect long-term achievement.

  The annual award compensation target for individual officers covered by the Long-Term Incentive Plan varies by accountability levels, as follows:

                           LONG-TERM INCENTIVE AWARD
                         PERCENT OF BASE SALARY TARGET

              Chief Executive Officer................ 40  %
              Executive Vice President............... 35  %
              Sr. Vice President..................... 30  %
              Vice President......................... 17.5%

Under the Long-Term Incentive Plan, awards are made in the form of restricted stock and/or stock options equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

  The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Long-Term Incentive Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon retirement, death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion.

  In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock made under the Incentive Compensation Plan have been restricted for a period of three years. No awards of stock options have ever been made under this plan.

  The Committee based the senior officers' incentive awards for 1996 solely on the corporate goals and return on common equity achieved. In January 1997, the Committee reviewed performance achieved during 1996 for each of the corporate goals under the Short-Term Incentive Plan. During 1996, the Company achieved 50% of the financial goals, 60% of the operational goals and 90% of the corporate strategy goals. As a result of the weighting system described above, the senior officers received the following Short-Term Incentive Plan awards as a percent of base salary: Mr. Hecht--25.2%; Mr. Long--22.1%; Mr. Byram--18.9%; Mr. Grey--18.9%; and Mr. Hill--18.9%. Mr. Fagan received a 1996 short-term incentive award of 45.0% of base salary based on separate goals related to the administration and strategic organization of PMDC; budgetary control and the establishment of certain financial capabilities and policies; and investments in specific international projects.

  In January 1997, the Committee also reviewed the Company's ROE performance for the Long-Term Incentive Plan. During 1996, the Company achieved an ROE of 12.33%, resulting in a three-year average ROE of 11.32%. The peer group of comparable companies achieved an average ROE of 10.79% and a three-year average of 11.57%. Applying the formula for comparative and absolute ROE performance described above, the senior officers received the following Long-Term Incentive Plan awards as a percent of base salary: Mr. Hecht--25.2%; Mr. Long--22.1%; Mr. Byram--18.9%; Mr. Grey--18.9%; and Mr. Hill--18.9%. Mr.
Fagan's 1996 long-term incentive award equal to 50.0% of his base salary ( 1/3 in cash and 2/3 in restricted stock) was based on an established formula emphasizing PMDC's committed equity investment and cash flow.

  The 1996 incentive awards made to the five most highly compensated executive officers are shown in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1996 salary, in December 1995 and January 1996 the Committee reviewed the salaries of the chief executive officers of the 12 comparison electric utilities referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1995 salary was lower than the average earned by incumbents in similar positions at those utilities.

  As a result of this review and Mr. Hecht's performance, the Committee set his 1996 salary at $550,000, effective August 1, 1996.

  Based on the Company's performance in 1996 on the specific corporate goals under the Short-Term Incentive Plan, Mr. Hecht received a Short-Term Incentive Plan award equal to approximately 25.2% of his year-end salary. Based on the Company's three-year return on common equity through 1996, Mr. Hecht received a Long-Term Incentive Plan award of restricted stock equal to approximately 25.2% of his year-end salary.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Section 162(m) did not apply to the Company's 1996 executive compensation. The Company will continue to monitor this issue and will establish appropriate policies in this regard as necessary.

                                      The Compensation and CorporateGovernance
                                      Committee
                                          E. Allen Deaver, Chair
                                          Elmer D. Gates
                                          Stuart Heydt
                                          Norman Robertson

STOCK PERFORMANCE GRAPH

  The following graph depicts the performance of the Company's common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor's 500 Index provides some indication of the performance of the overall stock market, and the EEI 100 Index of Investor-owned Electric Utilities reflects the performance of electric utilities' stock generally. The EEI 100 Index is a comprehensive, widely recognized industry index that includes approximately 100 investor-owned domestic electric utility companies. These companies serve 99% of the customers of the investor-owned domestic electric utility industry.

                 COOMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                 For PP&L Resources, Inc., S&P 500 Index, and
            EE1 100 Index of Investor - owned Electric Utilities *

                          [LINE GRAPH APPEARS HERE]

                        12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
                        -------- -------- -------- -------- -------- --------
PP&L Resources, Inc.**   100.00   110.05   115.37    88.07   125.10   123.60
S&P 500 Index            100.00   107.62   118.46   120.03   165.13   203.05
EEI 100 Index of
 Investor-owned
 Electric Utilities      100.00   107.59   119.58   105.74   138.55   140.22

-------
* Assumes investing $100 on 12/31/91 and reinvesting dividends in PP&L Resources, Inc. common stock, S&P 500 Index, and EEI 100 Index of Investor-owned Electric Utilities.
** Effective April 27, 1995, all of the outstanding shares of common stock of Pennsylvania Power & Light Company became shares of common stock of PP&L Resources, Inc. Therefore, through April 26, 1995, these data reflect the total return on the common stock of Pennsylvania Power & Light Company.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  Upon the recommendation of the Audit and Corporate Responsibility Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of the Company appointed Price Waterhouse LLP to serve as independent auditors for the year ending December 31, 1997, for PP&L Resources and its subsidiaries.

  Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

  Deloitte & Touche LLP ("Deloitte") served as independent auditors of PP&L for the year ended December 31, 1994. Based upon a recommendation of its then Audit Committee, the Board of Directors of PP&L decided on January 25, 1995 that Deloitte would not be retained as PP&L's independent auditors for the year ended December 31, 1995. Deloitte's reports on PP&L's financial statements for the fiscal years ended December 31, 1993 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were the reports modified or qualified in any manner. During the period of such two fiscal years and during the period from December 31, 1994 through January 25, 1995, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During such periods, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

  The Board of Directors has determined that it would be desirable to request an expression of opinion from the Shareowners on the appointment of Price Waterhouse LLP. If the Shareowners do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                            THE BOARD OF DIRECTORS
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 2

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person or by telephone, telegraph or facsimile. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 1998 ANNUAL MEETING

  To be included in the proxy material for the 1998 Annual Meeting, any proposal intended to be presented at that meeting by a Shareowner must be received by the Secretary no later than November 14, 1997. To be properly brought before the meeting, any proposal must be received by seventy-five days prior to the 1998 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

  The Company's annual financial statements and related management discussion are appended to this document.

                                      By Order of the Board of Directors.
                                          Robert J. Grey
                                          Secretary

March 14, 1997

                                                            PP&L RESOURCES, INC.
                                                       1996 FINANCIAL STATEMENTS

                                    CONTENTS

                                                                            PAGE
                                                                            ----
Glossary...................................................................  A-1
Review of the Financial Condition and Results of Operations................  A-3
Report of Independent Accountants.......................................... A-15
Management's Report on Responsibility for Financial Statements............. A-16
Consolidated Statement of Income........................................... A-17
Consolidated Statement of Cash Flows....................................... A-18
Consolidated Balance Sheet................................................. A-20
Consolidated Statement of Shareowners' Common Equity....................... A-22
Consolidated Statement of Preferred Stock.................................. A-23
Consolidated Statement of Long-Term Debt................................... A-24
Notes to Financial Statements.............................................. A-25
Selected Financial and Operating Data...................................... A-40
Executive Officers of PP&L Resources, Inc. ................................ A-41
Shareowner and Investor Information........................................ A-42
Quarterly Financial Data................................................... A-44

GLOSSARY OF TERMS AND ABBREVIATIONS

  AFUDC (Allowance for Funds Used During Construction)--the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

  ATLANTIC--Atlantic City Electric Company

  BG&E--Baltimore Gas & Electric Company

  CLEAN AIR ACT (Federal Clean Air Act Amendments of 1990)--legislation passed by Congress to address environmental issues including acid rain, ozone and toxic air emissions.

  DEP--Pennsylvania Department of Environmental Protection

  DISTRICT COURT--United States District Court for the Eastern District of Pennsylvania

  DOE--Department of Energy

  DRIP (Dividend Reinvestment Plan)--program available to shareowners of PP&L Resources' common stock and PP&L preferred stock to reinvest dividends in PP&L Resources' common stock instead of receiving dividend checks.

  ECR (Energy Cost Rate)--a tariff applied to PUC-jurisdictional customers to recover fuel and other energy costs. Differences between actual and estimated amounts are collected or refunded to customers. The ECR was terminated effective December 1996.

  ENERGY ACT (Energy Policy Act of 1992)--legislation passed by Congress to promote competition in the electric energy market for bulk power.

  EPA--Environmental Protection Agency

  ESOP--Employee Stock Ownership Plan

  FASB (Financial Accounting Standards Board)--a rulemaking organization that establishes financial accounting and reporting standards.

  FGD--Flue gas desulfurization equipment installed at coal-fired power plants to reduce sulfur dioxide emissions.

  FERC (Federal Energy Regulatory Commission)--government agency that regulates interstate transmission and sale of electricity and related matters.

  IBEW--International Brotherhood of Electrical Workers

  IEC (Interstate Energy Company)--a subsidiary of PP&L that operates an oil and gas pipeline.

  ISO--Independent System Operator

  JCP&L--Jersey Central Power & Light Company

  MAJOR UTILITIES--Atlantic, BG&E and JCP&L

  MSHA--Mine Safety and Health Administration

  NJDEP--New Jersey Department of Environmental Protection

  NPDES--National Pollutant Discharge Elimination System

  NRC--Nuclear Regulatory Commission

  NUG (Non-Utility Generator)--generating plant not owned by regulated utilities. If the NUG meets certain criteria, its electrical output must be purchased by public utilities as required by PURPA.

  OCA--Pennsylvania Office of Consumer Advocate

  OSM--United States Office of Surface Mining

  PA. CNI--Pennsylvania Corporate Net Income Tax

  PCB (Polychlorinated Biphenyl)--additive to oil used in certain electrical equipment up to the late 1970s. Now classified as a hazardous chemical.

  PECO--PECO Energy Company

  PJM (Pennsylvania--New Jersey--Maryland Interconnection Association)--Mid-Atlantic power pool consisting of 11 operating electric utilities, including PP&L.

  PLAN--PP&L's noncontributory defined benefit pension plan.

  PMDC (Power Markets Development Company)--PP&L Resources' unregulated subsidiary formed to invest in and develop world-wide power markets.

  PP&L--Pennsylvania Power & Light Company

  PP&L RESOURCES (PP&L Resources, Inc.)--parent holding company of PP&L, PMDC and Spectrum.

  PSE&G--Public Service Electric & Gas Company

  PUC (Pennsylvania Public Utility Commission)--agency that regulates certain ratemaking, accounting, and operations of Pennsylvania utilities.

  PUC DECISION--final order issued by the PUC on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994.

  PURPA (Public Utility Regulatory Policies Act of 1978)--legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

  RCRA--1976 Resource Conservation and Recovery Act

  SBRCA--Special Base Rate Credit Adjustment

  SEC--Securities and Exchange Commission

  SER--Schuylkill Energy Resources, Inc.

  SFAS (Statement of Financial Accounting Standards)--accounting and financial reporting rules issued by the FASB.

  SMALL UTILITIES--utilities subject to FERC jurisdiction whose billings include base rate charges and a supplemental charge or credit for fuel costs over or under the levels included in base rates.

  SPECTRUM (Spectrum Energy Services Corporation)--PP&L Resources' unregulated subsidiary formed to offer energy related products and services.

  STAS (State Tax Adjustment Surcharge)--rate adjustment mechanism to customer bills for changes in certain state taxes.

  SUPERFUND--Federal and state legislation that addresses remediation of contaminated sites.

  SWEB--South Western Electricity plc, a British regional electric utility company.

  UGI--UGI Corporation

  VEBA (Voluntary Employee Benefit Association Trust)--trust accounts for health and welfare plans for future payments to employees, retirees or their beneficiaries.

  VERP--Voluntary Early Retirement Program

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
PP&L RESOURCES, INC.

  PP&L Resources is the parent holding company of PP&L, PMDC and Spectrum. PP&L Resources' principal subsidiary, PP&L, is an operating public utility providing electric service in central eastern Pennsylvania. PMDC was formed to engage in unregulated business activities through investments in electric energy projects. Spectrum, another unregulated subsidiary, was formed to pursue opportunities to offer energy-related products and services to PP&L's existing customers and to others beyond PP&L's service territory.

  The financial condition and results of operations of PP&L are currently the principal factors affecting the financial condition and results of operations of PP&L Resources. All fluctuations, unless specifically noted, are primarily due to activities of PP&L. All nonutility operating transactions are included in "Other Income and Deductions--Net" on the Consolidated Statement of Income.

  Terms and abbreviations appearing in the Review of the Financial Condition and Results of Operations are explained in the glossary.

RESULTS OF OPERATIONS

EARNINGS

  Earnings per share of common stock were $2.05 in 1996, $2.05 in 1995 and $1.41 in 1994. The following table highlights the major items that impacted earnings for each of the years:

                                                         1996    1995    1994
                                                        ------  ------  ------
Earnings per share--excluding workforce reductions and
 one-time adjustments.................................  $ 2.05  $ 1.79  $ 2.02
  Workforce reduction programs:
  Voluntary early retirement program..................            0.24   (0.28)
  Other...............................................   (0.03)  (0.11)   0.03
One-time adjustments:
  Research and experimentation income tax credits.....    0.03
  Postretirement benefits other than pensions.........            0.10   (0.04)
  Disallowance--Susquehanna Unit No. 1 deferred
   costs..............................................           (0.13)
  ECR purchased power costs...........................            0.04   (0.06)
  Gain/(loss) on subsidiary coal reserves.............            0.12   (0.26)
                                                        ------  ------  ------
Earnings per share--reported..........................  $ 2.05  $ 2.05  $ 1.41
                                                        ======  ======  ======

  Earnings per share, excluding the adjustments identified above, improved by $.26 for 1996. This earnings improvement reflects higher revenues resulting from the 3.8% base rate increase from the PUC Decision, as well as higher sales to all service-area classes. On a weather-adjusted basis, sales to commercial customers grew by 3.6%, with sales to residential and industrial customers posting increases of 3.2% and 1.7%, respectively. Earnings also benefited from lower interest expense, due to the refinancing of long-term debt with lower cost securities. These earnings gains were partially offset by a reduction in contractual bulk power sales to JCP&L, as well as higher depreciation expense. The higher depreciation is due to new property, plant and equipment placed in service in 1996, as well as higher depreciation for the Susquehanna station as a result of the PUC Decision.

  The decline in earnings in 1995, excluding the adjustments identified above, was primarily due to higher operating costs, depreciation for the Susquehanna station and costs associated with the review of PECO's proposals to acquire PP&L Resources.

  The reduction in contractual bulk power sales to JCP&L and other major utilities will continue to adversely affect earnings over the next few years. PP&L has increased its efforts to sell this returning energy and capacity on the open market. In addition, legislation recently enacted in Pennsylvania to restructure its electric utility industry to create retail access to a competitive market for generation of electricity could have a major impact on the future financial performance of PP&L. See "Pennsylvania Restructuring Legislation" for additional information.

ELECTRIC ENERGY SALES

  The increases (decreases) in PP&L's electric energy sales were attributable to the following:

                                                              1996       1995
                                                               VS         VS
                                                              1995       1994
                                                            ---------  --------
                                                            (MILLIONS OF KWH)
Electric energy sales
  Residential..............................................       548      (144)
  Commercial...............................................       341       232
  Industrial...............................................       171       309
  Other (including UGI)....................................        60       (40)
                                                            ---------  --------
    System sales...........................................     1,120       357
  Sales to other utilities.................................     3,843     1,368
  PJM energy sales.........................................    (1,020)     (800)
                                                            ---------  --------
                                                                3,943       925
                                                            =========  ========

  System, or service area, sales increased 1.1 billion kwh, or 3.4%, over 1995. Part of this increase was attributable to colder weather in the first quarter of 1996. If normal weather had been experienced in both 1996 and 1995, system sales for 1996 would have increased by about 953 million kwh, or 2.9%, over 1995.

  Actual sales to residential customers in 1996 increased 548 million kwh, or 4.8%, from 1995, compared with a decrease in 1995 of 144 million kwh, or 1.3%, from 1994. Under normal weather conditions, the 1996 increase would have been 3.2%. Weather-adjusted commercial sales increased 3.6% in 1996, and sales to industrial customers increased by 1.7% from 1995. Commercial and industrial sales are good indicators of the region's economic health.

  Sales to other utilities increased 3.8 billion kwh, or 50.1%, from 1995, despite a reduction in PP&L's contractual bulk power sales to JCP&L. These increases were primarily the result of PP&L's one-year contract to supply energy to PSE&G and increased efforts to sell energy and capacity on the open market. Sales to other utilities in 1995 increased by 1.4 billion kwh, or 21.7% from 1994. These increases were primarily due to PP&L's efforts to increase direct two-party sales to other utilities rather than selling to PJM.

  Sales to PJM in 1996 decreased by 1 billion kwh, or 43.3%, from 1995. These lower PJM sales were primarily the result of increases in direct sales to other utilities, such as the contract sales to PSE&G referenced above. Sales to PJM in 1995 decreased by 800 million kwh, or 25.3% from 1994. These decreases were also primarily due to PP&L's efforts to increase direct two-party sales.

  See "Operating Revenues" for more information.

OPERATING REVENUES

  The increases in total operating revenues were attributable to the following:

                                                            1996        1995
                                                             VS          VS
                                                            1995        1994
                                                         ----------  ----------
                                                         (MILLIONS OF DOLLARS)
Base rate revenues:
  Rate increase--PUC Decision........................... $       76  $       17
  Sales volume/mix......................................         57          25
  Weather...............................................         13         (10)
Energy revenue..........................................          5           4
Sales to other utilities & PJM..........................         27          (5)
Other, net..............................................        (20)         (4)
                                                         ----------  ----------
                                                         $      158  $       27
                                                         ==========  ==========

  Operating revenues increased by $158 million, or 5.8%, in 1996 over 1995. Base rate revenues were enhanced by the PUC Decision, which increased PUC jurisdictional rates about 3.8% and by strong sales growth in all customer classes. In addition, weather had a favorable impact when comparing 1996 to 1995. This is a result of the extremely cold weather during the first quarter of 1996 compared to milder weather during the first quarter of 1995. Finally, revenues during 1996 reflect increased sales to other utilities, primarily due to the one-year contract to supply energy to PSE&G. These increases were partially offset by the loss of revenue due to the phasing-out of the capacity sales agreement with JCP&L.

  Operating revenues increased $27 million, or 1%, in 1995 over 1994. Base rate revenues in 1995 were enhanced for three months as a result of the PUC Decision and by higher sales in the commercial and industrial sectors. These revenues were partially offset by unfavorable weather variances caused by the mild weather in early 1995 compared to the extremely cold weather in early 1994.

  PP&L's generation sales tariff was amended effective January 1, 1997, subject to FERC approval, to allow PP&L to buy energy for the purpose of resale in competitive wholesale markets. This change provides PP&L additional flexibility in creating wholesale power supply opportunities that will increase operating revenues.

PENNSYLVANIA RESTRUCTURING LEGISLATION

  In December 1996, Pennsylvania enacted legislation to restructure its electric utility industry in order to create retail access to a competitive market for the generation of electricity. The legislation, which was effective on January 1, 1997, includes the following major provisions:

    1. All electric utilities in Pennsylvania are required to file, beginning on April 1, 1997 and in no event later than September 30, 1997, a restructuring plan to implement direct access to a competitive market for electric generation. The plan must include unbundled rates for generation, jurisdictional transmission, distribution and other services; a proposed competitive transition charge; a proposed universal service and energy conservation cost recovery mechanism; procedures for ensuring direct access to all licensed energy suppliers; a discussion of the proposed plan's impacts on utility employees and revised tariffs and rates implementing the foregoing.

    2. Retail customer choice will be phased in as follows: up to 33% of all customer load on January 1, 1999; up to 66% of all customer load on January 1, 2000; and 100% of all customer load by January 1, 2001. The PUC can delay this schedule by two 6-month periods, if necessary.

    3. Electric distribution companies will be the suppliers of last resort. The PUC will ensure that adequate generation reserves exist to maintain reliable electric service. The utility's transmission and distribution system must continue to meet established national industry standards for installation, maintenance and safety.

    4. Retail rates will be capped for at least 4 1/2 years for transmission and distribution charges and for as long as 9 years for generation charges. A utility may be exempted from the caps only under very specific circumstances, e.g., the need for extraordinary rate relief, non-utility generation contracts, changes in laws or regulations, required upgrades or repairs to the transmission system, increases in fuel prices or purchased power prices, nuclear power plant decommissioning costs or taxes.

    5. Pennsylvania utilities are permitted to recover PUC-approved transition or stranded costs over several years; however, the utilities are required to mitigate these costs to the extent practicable. Also, the recovery of these costs must not result in cost shifting among customers.

    6. "Transition bonds" may be issued to pay the stranded costs. This procedure involves the following elements: (i) the sale or transfer by the utility of the right to recover a portion of its stranded costs to a financing entity--for a lump-sum payment of cash--that could be used to retire the utility's debt and equity and to pay stranded costs; (ii) the issuance by the financing entity of "transition bonds"; (iii) the collection by the utility of "transition charges" on customers' bills, which are transferred to the financing entity to pay the principal and interest and other related costs of issuing the transition bonds; (iv) upon the imposition of transition charges on customers' bills, the utility must reduce customer rates by an amount equal to the revenue requirements of the stranded costs financed with transition bonds; and (v) a PUC "qualified rate order," which would be irrevocable, approving the collection of the transition charges. This irrevocability would protect the cash flow stream used to repay the transition bonds.

    7. All generation suppliers must demonstrate financial and technical fitness and must be licensed by the PUC. Cooperatives and municipalities may participate in retail competition but are not subject to the provisions of the legislation, unless they elect to serve customers outside their franchise territories.

    8. State tax revenues paid by utilities and generation suppliers are to remain at their current level, to protect against any state revenue loss from restructuring.

    9. The PUC will monitor electricity markets for anti-competitive or discriminatory conduct, and will consider the impact of mergers and acquisitions on these markets.

  PP&L is formulating its restructuring plan, which it currently plans to file on April 1, 1997. Under the legislation, the PUC must take action on the restructuring plan within nine months of the filing date. PP&L is unable to predict the ultimate effect of this legislation on its financial position, results of operation or its need to issue securities to meet future capital requirements.

RATE MATTERS

 Base Rate Filing with the PUC

  In September 1995, the PUC issued a final order with respect to the base rate case filed by PP&L in December 1994. The PUC Decision increased PUC jurisdictional rates by about $85 million annually, or 3.8%. The PUC Decision permitted the levelization of depreciation expense for the Susquehanna station, recovery of retiree health care costs and costs of the 1994 voluntary early retirement program and revised costs to decommission Susquehanna SES. The order also permitted recovery of deferred operating and capital costs, net of energy savings, for Susquehanna Unit 2 but disallowed similar costs for Unit No. 1. The PUC also ruled that PP&L could not include in the ECR the cost of capacity billed to other utilities after the contractual arrangements with these utilities expire. The OCA has appealed certain aspects of the PUC Decision to the Commonwealth Court. PP&L cannot predict the final outcome in this matter.

 Energy Cost Rate Issues

  Through December 1996, PP&L's PUC tariffs contained an ECR under which customers were billed an estimated amount for fuel and other energy costs. Any difference between the actual and estimated amount for such costs was collected from, or refunded to, customers in a subsequent period.

  In December 1996, the PUC issued a tentative order permitting the roll-in of PP&L's ECR into base rates. The order also authorized PP&L to defer certain unrecovered energy costs as regulatory assets and seek recovery for these costs in the competitive transition charge described above under "Pennsylvania Restructuring Legislation."

  In 1994, the PUC reduced PP&L's ECR claim by $16 million for costs associated with replacement power during a Susquehanna Unit 1 outage for refueling and repairs. PP&L's appeal of that reduction was settled in 1995, and as a result PP&L recorded a net credit to income of $10 million.

 Special Base Rate Credit Adjustment

  Beginning in April 1991, PP&L's PUC tariff included a SBRCA rider which provided for credits to retail customers' bills for three nonrecurring items. They were (i) the use of an inventory method of accounting for certain power plant spare parts (this credit expired as of April 1, 1996); (ii) the sale of capacity and related energy from PP&L's wholly owned coal-fired stations to Atlantic (this credit was rolled into retail base rates at Docket No. R-00943271 and was removed from the SBRCA effective in September 1995); and
(iii) the proceeds from a settlement of outstanding contract claims arising from construction of the Susquehanna station (this credit is due to expire in the second quarter of 1997).

 State Tax Adjustment Surcharge

  Through December 1996, PP&L's PUC tariffs included a rate mechanism to adjust customer bills for changes in certain state taxes. The STAS had no effect on net income. In December 1996, the PUC issued a tentative order permitting the roll-in of STAS into base rates.

 FERC-Major Utilities' Rates

  In August 1995, JCP&L filed a complaint against PP&L with the FERC regarding billings under the bulk power sales agreement between the parties. In its complaint, JCP&L alleges that PP&L inappropriately allocated certain costs to JCP&L that should not have been billed and seeks other adjustments. JCP&L is seeking both refunds (with interest) in an unspecified amount and an amendment to the agreement. PP&L has denied JCP&L's allegations and requested that FERC dismiss the complaint. PP&L cannot predict the final outcome of this proceeding.

  In October 1995, FERC allowed PP&L to begin charging, subject to refund, four major electric utility customers of PP&L (Atlantic, BG&E, JCP&L and UGI) for certain PP&L costs for post-retirement benefits other than pensions. In that same proceeding, FERC opened to review all other charges by PP&L under its contracts with those customers. JCP&L raised a number of objections to PP&L's charges. In November 1996, an Administrative Law Judge ruled in PP&L's favor on all issues. The case currently is pending before the FERC.

  In January 1996, PP&L filed a request with the FERC to incorporate a change in the method of calculating depreciation under its contracts with these same four major utilities. PP&L also sought to increase the charges to those customers for nuclear decommissioning costs. This case was settled in principle with the four customers in January 1997, under terms which would have no material effect on PP&L. Formal settlement documents are expected to be filed with the FERC by March 1997.

  See Note 4 for more information regarding these contracts.

POWER PURCHASES

  Power purchases in 1996 increased $61 million from 1995 and remained essentially unchanged in 1995 from 1994. The increase in 1996 was primarily due to greater quantities of power purchased from PJM and other utilities, increased customer demand, planned and unplanned outages of PP&L generating stations, and attractive market prices for energy.

INCOME TAXES

  Income tax expense for 1996 decreased $33 million, or 11.3%, from 1995. This was primarily due to a decrease in pre-tax book income of $25 million, and the recording of the tax benefits of research and experimental tax credits and deductions of $5 million.

  Income tax expense in 1995 increased $106 million, or 59%, from 1994. This increase was primarily due to a higher pre-tax book income of $212 million, and one-time charges for expensing deferred tax benefits of $12 million as a result of the PUC Decision and recognizing deferred tax liabilities of $4 million relative to undeveloped coal reserves. Partially offsetting these increases was an $8 million decrease resulting from the reduction of the Pa. CNI rate from 11.99% for 1994 to 9.99% for 1995.

OTHER OPERATION, MAINTENANCE AND DEPRECIATION

  Other operation expenses increased $40 million in 1996 and $29 million in 1995. However, other operation expenses were impacted by the PUC Decision, which prescribed the treatment of postretirement benefit costs, the amortization of VERP expenses and other issues. After eliminating the effects of these rate case issues from both years, other operation expenses decreased by $6 million in 1996, versus an increase of $54 million in 1995.

  The $6 million decrease in 1996 reflects a $24 million decline in workforce reduction expenses and a $5 million decrease in the provision for uncollectible customer accounts. These decreases were partially offset by a 1996 accrual of $9 million for licensing and design basis projects committed for the Susquehanna station, an $8 million increase in pension and medical expenses, and a net increase of $6 million relating to higher lease expenses and outside litigation costs.

  The $54 million increase in 1995 was primarily due to $31 million for PP&L's workforce reductions, an $18 million increase in computer support designed to enhance productivity, an $8 million increase in the provision for uncollectible accounts, and $6 million of higher leasing costs. These increases were partially offset by a $17 million decline in postretirement benefits costs in 1995 versus 1994. The 1994 postretirement benefits costs included the write-off of FAS 106 costs, based on the May 1994 Commonwealth Court decision that reversed a previous PUC order permitting the deferral of these costs.

  Maintenance expenses increased $5 million in 1996 and $6 million in 1995. The 1996 maintenance expenses were $21 million less than in 1995 due to the expiration of a credit to income for a change in inventory practices. See "Rate Matters" for a discussion of the SBRCA. In addition, 1996 contracted maintenance costs were about $10 million higher at the fossil generating stations due to unplanned outages. These items were partially offset by a $19 million charge recorded in 1995 for obsolete and excess inventory at PP&L's generating stations, and a $5 million decrease in the amortization of deferred refueling and inspection outage costs at the Susquehanna station. The $6 million increase in 1995 resulted from the $19 million charge for obsolete and excess inventory, offset by $13 million in lower maintenance costs reflecting continued efforts to reduce costs and achieve longer operating cycles at PP&L's generating stations.

  Depreciation expense increased $14 million in 1996 and $34 million in 1995. These increases resulted from new property, plant and equipment placed in service, as well as higher depreciation expense for the Susquehanna station. The PUC Decision provided for an increase in Susquehanna depreciation applicable to property placed in service prior to January 1, 1989. The order provided for the Susquehanna property to be depreciated at an annual level of $173 million from October 1, 1995 to December 31, 1998, after which depreciation is scheduled to decline by $71 million annually.

VOLUNTARY EARLY RETIREMENT PROGRAM

  As part of its continuing efforts to reduce costs, PP&L offered a VERP to 851 employees who were age 55 or older by December 31, 1994. A total of 640 employees elected to retire under the program, at a total cost of $76 million. The VERP provided for a lump sum payment based on an employee's years of service, no reduction in retirement benefits for age, and supplemental monthly payments. PP&L recorded the cost of this program as a charge against income in the fourth quarter of 1994, which reduced net income by $43 million, or 28 cents per share of common stock.

  As a result of the PUC Decision, PP&L was allowed to recover through customer rates the PUC-jurisdictional amount, $66 million, of the cost of its VERP over a period of five years. Consequently, PP&L recorded a $38 million after-tax credit to income, or 24 cents per share of common stock, in the third quarter of 1995 to reverse the PUC-jurisdictional portion of the charge for this program that was recorded in the fourth quarter of 1994. The estimated annual savings of $35 million from this program also are included in rates.

OTHER INCOME AND (DEDUCTIONS)--NET

  Other income and deductions improved in 1996 due to the equity earnings from PMDC's investment in SWEB, as well as gains on the sale of investment securities by PP&L. Other income and deductions in 1995 reflected a gain on the sale of a PP&L subsidiary's undeveloped coal reserves, offset by the write-off of Susquehanna Unit 1 deferred operating expenses and carrying costs (net of energy savings) resulting from the PUC Decision, and by expenses associated with evaluating and responding to PECO's unsolicited proposals to acquire PP&L Resources. Other income and deductions in 1994 were adversely impacted by the writedown of the undeveloped coal reserves which were sold in 1995.

FINANCING COSTS

  In 1996, PP&L Resources continued to take advantage of opportunities to reduce its financing costs by retiring long-term debt with the proceeds from the sale of securities at a lower cost and the issuance of common stock through its DRIP. Interest on long-term debt and dividends on preferred stock decreased from $260 million in 1993 to $235 million in 1996, for a total decrease of $25 million.

FINANCIAL CONDITION

CAPITAL EXPENDITURE REQUIREMENTS

  The schedule below shows PP&L's current capital expenditure projections for the years 1997-2001 and actual spending for the year 1996.

PP&L'S CAPITAL EXPENDITURE REQUIREMENTS(A)

                                                               PROJECTED
                                                 ACTUAL ------------------------
                                                  1996  1997 1998 1999 2000 2001
                                                 ------ ---- ---- ---- ---- ----
                                                      (MILLIONS OF DOLLARS)
Construction expenditures
  Generating facilities.........................  $ 86  $ 65 $ 81 $ 53 $ 76 $ 68
  Transmission and distribution facilities......   124   120  126  123  147  142
  Environmental.................................    16    16   21   34    3    3
  Other.........................................    39    57   44   20   17   17
                                                  ----  ---- ---- ---- ---- ----
    Total Construction Expenditures.............   265   258  272  230  243  230
Nuclear fuel owned and leased...................    98    68   71   67   71   73
Other leased property...........................    19    24   22   22   22   22
                                                  ----  ---- ---- ---- ---- ----
    Total Capital Expenditures..................  $382  $350 $365 $319 $336 $325
                                                  ====  ==== ==== ==== ==== ====

-------
(a) Construction expenditures include AFUDC which is expected to be less than $10 million in each of the years 1997-2001.

  PP&L's capital expenditure projections for the years 1997-2001 total about $1.7 billion. Capital expenditure plans are revised from time to time to reflect changes in conditions.

FINANCING AND LIQUIDITY

  Net cash provided by operating activities for 1996 increased $101 million over 1995. This increase is primarily due to higher operating revenues, which reflects the 3.8% base rate increase from the PUC Decision as well as higher sales to all customer classes. Lower interest expense also contributed to the increase. These increases were partially offset by higher fuel inventories. Net cash provided by operating activities between 1995 and 1994 was essentially unchanged.

  Net cash used in investing activities was $119 million higher in 1996 than 1995. This increase was primarily due to PMDC's increased investments in electric energy projects, partially offset by lower construction expenditures by PP&L. Net cash used in investing activities was $184 million lower in 1995 than 1994. This decrease was due primarily to lower construction expenditures by PP&L and the proceeds from the sale of coal reserves.

  In 1996, PP&L sold $116 million of unsecured notes while PP&L Resources issued $77 million of common stock of which $70 million was issued through its DRIP and the remaining $7 million issued to PP&L's ESOP. During the year, PP&L retired $145 million of long-term debt.

  For the years 1994-1996, PP&L issued $1.1 billion of long-term debt and $80 million of preferred stock. For the same period, PP&L and PP&L Resources issued a total of $228 million of common stock. Proceeds from security sales were used to retire $923 million of long-term debt and $120 million of preferred stock to lower PP&L's financing costs, reduce short-term debt and finance construction expenditures. During the years 1994-1996, PP&L also incurred $249 million of obligations under capital leases (primarily nuclear fuel).

  PP&L Resources established a revolving credit facility in the second quarter of 1996 in the amount of $300 million. PP&L Resources used $190 million of borrowings under this revolving credit facility to fund a PMDC subsidiary's acquisition of a 25 percent interest in SWEB. Borrowings of $135 million were outstanding under this credit facility at December 31, 1996. See Note 9 for further information.

  To enhance financing flexibility, PP&L maintains a $250 million revolving credit arrangement with a group of banks, which is used principally as a back-up for PP&L's commercial paper. In addition, $45 million in credit arrangements are maintained with a group of banks to provide back-up for PP&L's commercial paper and short-term borrowings of certain of its subsidiaries. No borrowings were outstanding at December 31, 1996 under these arrangements. See Financial Note 9 for further information. In January 1997, PP&L requested FERC authorization to issue, from time to time, up to $750 million of short-term debt to provide funding for working capital requirements, the maturity of long-term debt, the early retirement of long-term debt and the refinancing of other securities.

  PP&L plans to redeem four series of its first mortgage bonds on April 1, 1997. Three of the series of first mortgage bonds, which have a total principal amount of $180 million, will be redeemed under the maintenance and replacement fund provisions of these bonds. The fourth series, having a principal amount of $30 million, will be redeemed under the optional redemption provisions of these bonds. The redemption of these series of bonds is part of PP&L's plan to reduce its overall cost of financing.

  On March 3, 1997, PP&L Resources initiated a tender offer for any and all of the outstanding 4 1/2% Preferred Stock and Series Preferred Stock of PP&L (collectively, the "Preferred Stock"). All shares of the Preferred Stock purchased by PP&L Resources pursuant to the tender offer will continue to be outstanding securities of PP&L and held by PP&L Resources. PP&L Resources may vote shares acquired pursuant to the tender offer or other future transactions to effect amendments to PP&L's Articles of Incorporation, or to obtain consents thereunder, which may be adverse to the unaffiliated holders of the Preferred Stock. Under PP&L's Articles of Incorporation, such consents may be effected by obtaining the consent (given by vote at a meeting held pursuant to notice containing a statement of such purpose) of (i) the holders of a majority of the number of shares of the 4 1/2% Preferred Stock then outstanding and (ii) the holders of a majority of the total number of shares of the Preferred Stock then outstanding (voting as a single class). Under PP&L's Articles of Incorporation, such amendments may be effected by obtaining the consent (given by vote at a meeting or by written consent) of (i) the holders of two-thirds of the number of shares of the 4 1/2% Preferred Stock then outstanding and (ii) the holders of two-thirds of the total number of shares of the Preferred Stock then outstanding (voting as a single class). Provisions of PP&L's Articles of Incorporation which the companies may wish to amend or obtain consents under include, among other things, limitations on PP&L's ability to increase the authorized number of any series of Preferred Stock, merge or consolidate with other corporations, issue senior stock, issue unsecured debt, issue additional shares of the Series Preferred Stock and pay dividends on PP&L's common stock in the event that PP&L's common equity capitalization falls below specified levels.

  It is expected that PP&L will lend to PP&L Resources (either directly or indirectly) the funds that PP&L Resources will need to complete the tender offer. However, the exact amount that will be required by PP&L Resources to purchase the shares so tendered cannot be determined until the expiration of the tender offer, which is scheduled to occur on April 4, 1997. Assuming that PP&L Resources purchases all outstanding shares of the Preferred Stock, the total amount required to purchase such shares will be approximately $471 million, including fees and other expenses. In this regard, PP&L expects to derive the funds necessary to make the loan to PP&L Resources from the planned issuance of Junior Subordinated Deferrable Interest Debentures to support a $100 million public offering of Trust Originated Preferred Securities, internally generated funds, the liquidation of temporary investments and the issuance of short-term debt. The tender offer is not conditioned upon consummation of the planned $100 million public offering of Trust Originated Preferred Securities.

  The funds required by PP&L Resources during 1997 to retire the borrowings outstanding under its revolving credit facility (described above), to permit PMDC to complete the acquisition of a 25.05 percent interest in Emel and for investment in other PMDC projects (see "Unregulated Investments") are expected to be provided through the issuance of about $170 million of debt pursuant to a medium-term note program that PP&L Resources plans to put in place in the second quarter of 1997 and the issuance of about $70 million of common stock under the DRIP. The liquidation of temporary cash investments of about $57 million is expected to provide the balance of the funds necessary for PMDC investments during 1997.

  It is currently expected that the DRIP will be continued after 1997 as necessary to provide equity funding for PMDC investments, and that PP&L's ESOP will provide proceeds of about $8 million in each of the years 1997 through 2001.

FINANCIAL INDICATORS

  PP&L Resources earned a 12.30% return on average common equity during 1996, a decrease from the 12.81% earned in 1995. Excluding one-time adjustments, as described in "Earnings", the return on average common equity was 12.11% during 1996, an increase from the 11.96% earned in 1995. The ratio of PP&L Resources' pre-tax income to interest charges was 3.55 for 1996, virtually unchanged from 1995. Excluding one-time adjustments, the ratio of PP&L Resources' pre-tax income to interest charges was 3.53 in 1996, an increase from the 3.48 in 1995. The annual per share dividend rate on common stock remained unchanged at $1.67 per share. The book value per share of common stock increased 3.6% from $16.29 at the end of 1995 to $16.87 at the end of 1996. The ratio of the market price to book value of common stock was 136% at the end of 1996 compared with 153% at the end of 1995.

ENVIRONMENTAL MATTERS

 Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the Phase I acid rain provisions, required to be implemented by 1995, by installing continuous emission monitors on all units, burning lower sulfur coal and installing low nitrogen oxide burners on certain units. To comply with the year 2000 acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD equipment on its wholly-owned units.

  PP&L has met the initial ambient ozone requirements identified in Title I of the Clean Air Act by reducing nitrogen oxide emissions by 40% through the use of low nitrogen oxide burners. Further seasonal (i.e., 5 month) nitrogen oxide reductions to 55% and 75% of pre-Clean Air Act levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding.

  The Clean Air Act requires EPA to study the health effects of hazardous air emissions from power plants and other sources. In this regard, in November 1996 the EPA proposed new national standards for ambient levels of ground-level ozone and fine particulates. The new standards, if implemented, may result in EPA mandating additional NOx and SO/2/ reductions from utility boilers in the 2005-2010 timeframe. NOx reductions to meet the new ozone standard are likely to be in the range of the 75% seasonal NOx reductions that already are required for PP&L under the Memorandum of Understanding in 2003 and beyond. However, to meet the new fine particulate standards, EPA may mandate additional SO/2/ reductions significantly greater than those now planned for the acid rain program and extend the NOx reductions required by the Memorandum of Understanding from seasonal to year-round.

  Expenditures to meet the year 1999 Memorandum of Understanding requirements are included in the table of projected construction expenditures in the section "Financial Condition--Capital Expenditure Requirements". PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2001 in amounts which are not now determinable but could be material.

 Water and Residual Waste

  DEP residual waste regulations require PP&L to obtain permits for existing ash basins at all of its coal-fired generating stations as disposal facilities. Ash basins that cannot be permitted are required to close by July 1997. Any groundwater contamination caused by the basins must also be addressed. Any new ash disposal facility must meet the rigid siting and design standards set forth in the regulations.

  To address the DEP regulations, PP&L is moving forward with plans to install dry fly ash handling systems at its power stations.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work is substantially completed at two generating stations. At this time, there is no indication that remedial work will be required at other PP&L generating stations.

  The current Montour station NPDES permit and proposed Holtwood station NPDES permit contain stringent limits for certain toxic metals and increased monitoring requirements. Depending on the results of toxic reduction studies in progress, additional water treatment facilities may be needed at these stations.

  Capital expenditures through the year 2001 to comply with the residual waste regulations, correct groundwater degradation at fossil-fueled generating stations, and address waste water control at PP&L facilities are included in the table of construction expenditures in the section "Financial Condition-- Capital Expenditure Requirements". PP&L currently estimates that $12 million of additional capital expenditures may be required in the next four years and $67 million of additional capital expenditures could be required beyond the year 2001. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but could be material.

 Superfund and Other Remediation

  PP&L has signed a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities.

  At December 31, 1996, PP&L had accrued $10 million, representing the amount PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances including those covered by the consent order mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

  Other Environmental Matters

  In addition to the issues discussed above, PP&L may be required to modify, replace or cease operating certain facilities to comply with other statutes, regulations and actions by regulatory bodies or courts involving environmental matters, including the areas of water and air quality, hazardous and solid waste handling and disposal, toxic substances and electric and magnetic fields. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable, but may be material.

INCREASING COMPETITION

 Background

  The electric utility industry has experienced and will continue to experience a significant increase in the level of competition in the energy supply market. PP&L has publicly expressed its support for full customer choice of electricity suppliers for all customer classes. PP&L is actively involved in efforts at both the state and federal levels to encourage a smooth transition to full competition. PP&L believes that this transition to full competition should provide for the recovery of a utility's stranded costs, which are generation-related costs that traditionally would be recoverable in a regulated environment, but which may not be recoverable in a competitive electric generation market.

 Pennsylvania Activities

  Reference is made to "Pennsylvania Restructuring Legislation" for a discussion of the recent Pennsylvania restructuring legislation and PP&L's planned PUC filings pursuant to that legislation.

  In response to a July 1996 PUC Report on achieving retail competition in Pennsylvania, PP&L in October 1996 became the first Pennsylvania utility to file for PUC approval of a retail pilot program. Under this program, approximately 54,000 PP&L residential, commercial, and industrial customers-- representing approximately 5% of PP&L's average peak load--will have an opportunity to purchase energy from alternative suppliers. In January

1997, the PUC issued final guidelines for retail access pilot programs. Those guidelines require each major electric utility in Pennsylvania to file a proposed pilot program in accordance with the guidelines by March 1, 1997. PP&L is currently evaluating the impact of the guidelines on its proposed pilot program and will respond, as appropriate, by March 1, 1997.

  Under its proposed pilot program, PP&L initially will provide all back-up services and customer service. Other utilities may participate in PP&L's program as suppliers if they offer this same opportunity for PP&L to participate in their programs.

 Federal Activities

  Legislation has been introduced in the U.S. Congress that would give all retail customers the right to choose among competitive suppliers of electricity as early as 2000.

  In addition, in April 1996 the FERC adopted rules on competition in the wholesale electricity market primarily dealing with open access to transmission lines, recovery of stranded costs, and information systems for displaying available transmission capability (FERC Orders 888 and 889). These rules required all electric utilities to file open access transmission tariffs by July 9, 1996. The tariffs must offer point-to-point and network services, as well as ancillary services. A utility must offer these services to all eligible wholesale customers on a basis comparable to the services the utility provides to itself. A utility must take service under its open access transmission tariff for its own wholesale sales and purchases. The rules do not abrogate existing transmission agreements.

  The rules also provide that utilities are entitled to recover from their wholesale customers all "legitimate, verifiable, prudently incurred stranded costs." The FERC has provided recovery mechanisms for wholesale stranded costs, including stranded costs resulting from municipalization. Wholesale contracts signed after July 11, 1994 must contain explicit provisions addressing recovery of stranded costs. For contracts signed before this date, a utility may seek recovery if it can show that it had a reasonable expectation of continuing to serve the customer after the contract term.

  Finally, the rules require that a power pool-wide open access transmission tariff and modified bilateral coordination agreements reflecting the removal of discriminatory provisions be filed by December 31, 1996 and implemented by March 1, 1997. In addition, utilities must separate their transmission and power marketing functions, and they must implement an electronic bulletin board for transmission capacity information by January 3, 1997.

  Under the new rules, 16 small utilities which have contracts with PP&L signed before July 11, 1994, requested and were provided with PP&L's current estimate of its stranded costs applicable to these customers if they were to terminate their contracts in 1999. Based upon a formula set forth in FERC Order 888 and applicable only to wholesale customers, and based upon data unique to the contracts between PP&L and these customers, PP&L estimated that the stranded costs associated with service to these wholesale customers would be approximately $95 million. This estimate was subsequently raised to approximately $125 million. As a result of a protest by these parties against such recovery, the FERC has scheduled hearings in the spring of 1997 regarding PP&L's right to recover these stranded costs.

  In July 1996, PP&L filed the open access transmission tariff required by FERC Order 888. Under the new FERC rules, that tariff became effective on July 9, 1996, subject to refund. Several parties, including the small utilities, moved to intervene and protested the new rates. These matters may be set for hearing by the FERC.

  In addition, PP&L has made the required informational filing which showed unbundled generation and transmission components of its billing to existing wholesale customers. The FERC has accepted this filing.

  In July 1996, all of the PJM companies, except PECO, submitted a comprehensive filing for FERC approval of changes to the PJM to accommodate greater competition and broader participation. The filing would (i) establish pool-wide transmission service tariffs to provide comparable, open-access service for all wholesale transactions throughout PJM; (ii) establish a price-based bidding system, with the resulting regional energy market open to all wholesale buyers and sellers of power; (iii) create a not-for-profit corporate entity in the form of an ISO responsible for impartial daily management and administration of the energy market and the transmission system; and (iv) develop an enhanced pool-wide planning function to be administered by the ISO. In August 1996, PECO filed a separate PJM restructuring proposal with the FERC, which differed significantly in several areas from the other companies' filing.

  In November 1996, the FERC rejected both proposals for restructuring the PJM for several reasons, the principal one being its view that the ISO was not sufficiently independent. FERC ordered the PJM companies to file a pool-wide tariff and modified coordination agreements reflecting the removal of provisions which FERC considered discriminatory against non-PJM members. In December 1996, all members of PJM submitted an interim compliance filing with the FERC, which proposed a pool-wide pro forma transmission tariff and a revised interconnection agreement and transmission owners agreement designed to accommodate open, non-discriminatory participation in the pool. The PJM companies currently are working with multiple stakeholders to develop a consensus package for the comprehensive restructuring of the PJM, which is expected to be filed with the FERC in May 1997.

UNREGULATED INVESTMENTS

  PMDC continues to pursue opportunities to develop and acquire electric generation, transmission and distribution facilities in the United States and abroad.

  As of December 31, 1996, PMDC had investments and commitments in the amount of approximately $250 million in distribution, transmission and generation facilities in the United Kingdom, Bolivia, Peru, Argentina, Spain and Portugal. The principal investment to date is its July 1, 1996 purchase of a 25 percent interest in SWEB, a British regional electric utility company, for approximately $189 million.

  In addition, PMDC is negotiating definitive agreements for the purchase of a
25.05 percent interest in Empresas Emel S.A., a Chilean holding company. Emel is the third largest distributor of electricity in Chile, and the second largest in Bolivia. Emel, through its controlling interests in six electric distribution companies, serves a total of 535,000 customers in Chile and Bolivia. Under the terms of the agreements being negotiated, PMDC would purchase existing and new shares of Emel for about $120 million in mid-1997.

  See Financial Note 14 for additional information on the financing of these investments.

  PP&L Resources' other unregulated subsidiary, Spectrum, offers energy-related products and services to PP&L's existing customers and to others outside of PP&L's service territory. Other subsidiaries may be formed by PP&L Resources to take advantage of new business opportunities.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directors  of PP&L Resources, Inc.

  In our opinion, the accompanying consolidated balance sheet and consolidated statements of preferred stock and of long-term debt as of December 31, 1996 and 1995, and the related consolidated statements of income, of cash flows and of shareowners' common equity for each of the years ended December 31, 1996 and 1995 present fairly, in all material respects, the consolidated financial position of PP&L Resources, Inc. and Subsidiaries (the Company), and the consolidated results of their operations and their cash flows, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The consolidated financial statements of Pennsylvania Power & Light Company (PP&L) for the year ended December 31, 1994, prior to restatement (not presented separately herein), were audited by other independent accountants whose report dated February 3, 1995 expressed an unqualified opinion on those financial statements.

  Effective April 27, 1995, PP&L Resources, Inc., which had been a wholly-owned subsidiary of PP&L, became the parent holding company of PP&L. The accompanying consolidated financial statements reflect this reorganization on a retroactive basis. We have audited the adjustments that were applied to restate the 1994 PP&L consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied to the PP&L consolidated financial statements.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
Philadelphia, Pennsylvania
February 3, 1997

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of PP&L Resources, Inc. is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PP&L Resources.

  PP&L Resources' consolidated financial statements have been audited by Price Waterhouse LLP (Price Waterhouse), independent certified public accountants, whose report with respect to the financial statements appears on page A-15. Price Waterhouse's appointment as auditors was previously ratified by the shareowners. Management has made available to Price Waterhouse all PP&L Resources' financial records and related data, as well as the minutes of shareowners' and directors' meetings. Management believes that all representations made to Price Waterhouse during its audit were valid and appropriate.

  PP&L Resources maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

  Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PP&L Resources maintains an internal auditing program to evaluate PP&L Resources' system of internal control for adequacy, application and compliance. Management considers the internal auditors' and Price Waterhouse's recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PP&L Resources' system of internal control is adequate to accomplish the objectives discussed in this report.

  The Board of Directors, acting through its Audit and Corporate Responsibility Committee, oversees management's responsibilities in the preparation of the financial statements. In performing this function, the Audit and Corporate Responsibility Committee, which is composed of five independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to the Audit and Corporate Responsibility Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

  Management also recognizes its responsibility for fostering a strong ethical climate so that PP&L Resources' affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the business policies and guidelines of PP&L Resources' operating subsidiaries. These policies and guidelines address: the necessity of ensuring open communication within PP&L Resources; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

/s/ William F. Hecht
William F. Hecht
Chairman, President and Chief Executive Officer

/s/ R. E. Hill
R. E. Hill
Senior Vice President--Financial

CONSOLIDATED STATEMENT OF INCOME
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                    1996     1995      1994
                                                  -------- --------  --------
OPERATING REVENUES (NOTES 1, 3 AND 4)............ $  2,910 $  2,752  $  2,725
OPERATING EXPENSES
Operation
  Fuel...........................................      448      451       472
  Power purchases................................      352      291       287
  Other..........................................      544      504       475
Maintenance......................................      191      186       180
Depreciation (including amortized depreciation)
 (Notes 1 and 8).................................      363      349       315
Income taxes (Note 5)............................      253      262       218
Taxes, other than income (Note 5)................      203      201       201
Voluntary early retirement program (Note 11).....               (66)       76
                                                  -------- --------  --------
                                                     2,354    2,178     2,224
                                                  -------- --------  --------
OPERATING INCOME.................................      556      574       501
                                                  -------- --------  --------
OTHER INCOME AND (DEDUCTIONS)--NET...............       21        2       (30)
                                                  -------- --------  --------
INCOME BEFORE INTEREST CHARGES AND DIVIDENDS ON
 PREFERRED STOCK.................................      577      576       471
                                                  -------- --------  --------
INTEREST CHARGES
Long-term debt...................................      207      213       214
Short-term debt and other........................       13       12        13
                                                  -------- --------  --------
                                                       220      225       227
                                                  -------- --------  --------
Preferred Stock Dividend Requirements............       28       28        28
                                                  -------- --------  --------
NET INCOME....................................... $    329 $    323  $    216
                                                  ======== ========  ========
EARNINGS PER SHARE OF COMMON STOCK(A)............ $   2.05 $   2.05  $   1.41
Average Number of Shares Outstanding
 (thousands).....................................  161,060  157,649   153,458
Dividends Declared Per Share of Common Stock..... $   1.67 $   1.67  $   1.67

-------
(a) Based on average number of shares outstanding.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                                                              1996  1995  1994
                                                              ----  ----  ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................... $329  $323  $216
Adjustments to reconcile net income to net cash provided by
 operating activities
 Depreciation................................................  366   352   317
 Amortization of property under capital leases...............   86    79    86
 Amortization of contract settlement proceeds and deferred
  cost of power plant spare parts............................  (15)  (37)  (38)
 Deferred income taxes and investment tax credits............         16   (70)
 Voluntary early retirement program..........................        (66)   76
 Write-down of coal reserves.................................               74
 Change in current assets and current liabilities
 Fuel inventories............................................  (14)   43   (30)
 Other.......................................................  (35)  (30)   (5)
 Other operating activities--net.............................   76    12    85
                                                              ----  ----  ----
   Net cash provided by operating activities.................  793   692   711
                                                              ----  ----  ----
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment expenditures................... (360) (403) (505)
Proceeds from sale of nuclear fuel to trust..................   93    44    36
Proceeds from sale of coal reserves..........................         52
Purchases of available-for-sale securities................... (600) (303) (204)
Sales and maturities of available-for-sale securities........  631   301   148
Investment in electric energy projects....................... (201)  (12)
Other investing activities--net..............................    5     8    28
                                                              ----  ----  ----
   Net cash used in investing activities..................... (432) (313) (497)
                                                              ----  ----  ----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt...................................  116    55   919
Issuance of common stock.....................................   77    81    70
Issuance of preferred stock..................................               80
Retirement of long-term debt................................. (145) (140) (638)
Retirement of preferred stock................................             (120)
Payments on capital lease obligations........................  (86)  (79)  (86)
Common and preferred dividends paid.......................... (296) (290) (284)
Net increase (decrease) in short-term debt...................   55    15  (128)
Other financing activities--net..............................   (1)  (11)  (25)
                                                              ----  ----  ----
   Net cash used in financing activities..................... (280) (369) (212)
                                                              ----  ----  ----
NET INCREASE IN CASH AND CASH EQUIVALENTS....................   81    10     2
Cash and Cash Equivalents at Beginning of Period.............   20    10     8
                                                              ----  ----  ----
Cash and Cash Equivalents at End of Period................... $101  $ 20  $ 10
                                                              ====  ====  ====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid during the year for:
 Interest (net of amount capitalized)........................ $213  $218  $200
 Income taxes................................................ $286  $257  $264


See accompanying Notes to Financial Statements.

                        [THIS INTENTIONALLY LEFT BLANK]

CONSOLIDATED BALANCE SHEET AT DECEMBER 31
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                                                               1996     1995
                                                              -------  -------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service--at original cost.........  $ 9,824  $ 9,637
  Accumulated depreciation (Notes 1 and 8)..................   (3,337)  (3,113)
                                                              -------  -------
                                                                6,487    6,524
Construction work in progress--at cost......................      172      170
Nuclear fuel owned and leased--net of amortization..........      170      134
Other leased property--net of amortization..................       76       85
                                                              -------  -------
    Electric utility plant--net.............................    6,905    6,913
Other property--(net of depreciation, amortization and
 depletion 1996, $54; 1995, $56) (Note 13)..................       55       57
                                                              -------  -------
                                                                6,960    6,970
                                                              -------  -------
INVESTMENTS
Investment in electric energy projects--at equity (Note 1)..      224       12
Affiliated companies--at equity (Note 1)....................       17       17
Nuclear plant decommissioning trust fund (Notes 1 and 6)....      128      109
Financial investments (Notes 1 and 7).......................      133      142
Other--at cost or less (Note 7).............................       18        9
                                                              -------  -------
                                                                  520      289
                                                              -------  -------
CURRENT ASSETS
Cash and cash equivalents (Note 1)..........................      101       20
Current financial investments (Notes 1 and 7)...............       73       96
Accounts receivable (less reserve: 1996, $25; 1995, $35)
  Customers.................................................      196      197
  Other.....................................................       19       14
Unbilled revenues...........................................       85       92
Fuel, materials and supplies--at average cost...............      201      190
Deferred income taxes (Note 5)..............................       21       42
Other.......................................................       53       42
                                                              -------  -------
                                                                  749      693
                                                              -------  -------
REGULATORY ASSETS AND OTHER (Note 8)........................    1,407    1,540
                                                              -------  -------
                                                              $ 9,636  $ 9,492
                                                              =======  =======

See accompanying Notes to Financial Statements.

                                                                   1996   1995
                                                                  ------ ------
LIABILITIES
CAPITALIZATION
Common equity
  Common stock................................................... $    2 $    2
  Capital in excess of par value.................................  1,590  1,513
  Earnings reinvested............................................  1,143  1,083
  Capital stock expense and other................................     10     (1)
                                                                  ------ ------
                                                                   2,745  2,597
                                                                  ------ ------
Preferred stock
  With sinking fund requirements.................................    295    295
  Without sinking fund requirements..............................    171    171
Long-term debt...................................................  2,802  2,829
                                                                  ------ ------
                                                                   6,013  5,892
                                                                  ------ ------
CURRENT LIABILITIES
Commercial paper (Note 9)........................................            68
Bank loans (Note 9)..............................................    144     21
Long-term debt due within one year...............................     30     30
Capital lease obligations due within one year....................     81     81
Accounts payable.................................................    133    128
Taxes accrued....................................................     19     47
Interest accrued.................................................     61     66
Dividends payable................................................     75     74
Other............................................................     78     86
                                                                  ------ ------
                                                                     621    601
                                                                  ------ ------
DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES
Deferred investment tax credits (Note 5).........................    209    219
Deferred income taxes (Note 5)...................................  2,052  2,106
Capital lease obligations........................................    166    139
Other (Notes 1, 3, 6, and 10)....................................    575    535
                                                                  ------ ------
                                                                   3,002  2,999
                                                                  ------ ------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 14).................
                                                                  ------ ------
                                                                  $9,636 $9,492
                                                                  ====== ======


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF SHAREOWNERS' COMMON EQUITY
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                             COMMON STOCK
                             OUTSTANDING       CAPITAL
                          ------------------  IN EXCESS    EARNINGS   CAPITAL STOCK
                           SHARES(A)  AMOUNT OF PAR VALUE REINVESTED EXPENSE & OTHER
                          ----------- ------ ------------ ---------- ---------------
BALANCE AT DECEMBER 31,
 1993...................  152,132,089  $ 2      $1,369      $1,066        $(11)
Net income..............                                       216
Cash dividends declared
 on common stock........                                      (257)
Stock redemption costs..                                        (1)
Common stock issued(b)..    3,349,873               64
Other...................                                                     7
                          -----------  ---      ------      ------        ----
BALANCE AT DECEMBER 31,
 1994...................  155,481,962  $ 2      $1,433      $1,024        $ (4)
Net income..............                                       323
Cash dividends declared
 on common stock........                                      (264)
Common stock issued(b)..    3,921,304               80
Other...................                                                     3
                          -----------  ---      ------      ------        ----
BALANCE AT DECEMBER 31,
 1995...................  159,403,266  $ 2      $1,513      $1,083        $ (1)
Net income..............                                       329
Cash dividends declared
 on common stock........                                      (269)
Common stock issued(b)..    3,262,150               77
Other...................                                                    11
                          -----------  ---      ------      ------        ----
BALANCE AT DECEMBER 31,
 1996...................  162,665,416  $ 2      $1,590      $1,143        $ 10
                          ===========  ===      ======      ======        ====

-------
(a) $.01 par value, 390,000,000 shares authorized. Each share entitles the holder to one vote on any question presented to any shareowners' meeting.
(b) Common Stock issued through the ESOP and the DRIP.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31
PP&L RESOURCES, INC. AND SUBSIDIARIES(A)
(MILLIONS OF DOLLARS)

                                             OUTSTANDING   SHARES
                                             ----------- OUTSTANDING   SHARES
                                             1996  1995     1996     AUTHORIZED
                                             ----- ----- ----------- ----------
PP&L
Preferred Stock--$100 par, cumulative
  4 1/2%.................................... $  53 $  53    530,189     629,936
  Series....................................   413   413  4,133,556  10,000,000
                                             ----- -----
                                             $ 466 $ 466
                                             ===== =====


DETAILS OF PREFERRED
 STOCK(B)
                                                                  SINKING FUND
                          OUTSTANDING              OPTIONAL       PROVISIONS(C)
                          -----------             REDEMPTION -----------------------
                                        SHARES    PRICE PER  SHARES TO BE
                                      OUTSTANDING   SHARE      REDEEMED   REDEMPTION
                          1996  1995     1996        1996      ANNUALLY     PERIOD
                          ----- ----- ----------- ---------- ------------ ----------
With Sinking Fund
 Requirements
 Series Preferred
 5.95%..................  $  30 $  30    300,000        (d)    300,000    April 2001
 6.05%..................     25    25    250,000        (d)    250,000    April 2002
 6.125%.................    115   115  1,150,000        (d)         (e)    2003-2008
 6.15%..................     25    25    250,000        (d)    250,000    April 2003
 6.33%..................    100   100  1,000,000        (d)         (f)    2003-2008
                          ----- -----
                          $ 295 $ 295
                          ===== =====
Without Sinking Fund
 Requirements
 4 1/2% Preferred.......  $  53 $  53    530,189   $110.00
 Series Preferred
 3.35%..................      4     4     41,783    103.50
 4.40%..................     23    23    228,773    102.00
 4.60%..................      6     6     63,000    103.00
 6.75%..................     85    85    850,000        (d)
                          ----- -----
                          $ 171 $ 171
                          ===== =====


INCREASES (DECREASES) IN
 PREFERRED STOCK
                                      1996          1995           1994
                                  ------------- ------------- ----------------
                                  SHARES AMOUNT SHARES AMOUNT  SHARES   AMOUNT
                                  ------ ------ ------ ------ --------  ------
Series Preferred Stock
 5.95%...........................                              300,000   $30
 6.05%...........................                              250,000    25
 6.125%..........................
 6.15%...........................                              250,000    25
 6.33%...........................
 6.75%...........................
 6.875%..........................                             (400,000)  (40)
 7.00%...........................                             (800,000)  (80)

  Decreases in Preferred Stock represent: (i) the redemption of stock pursuant to sinking fund requirements; or (ii) shares redeemed pursuant to optional redemption provisions. There were no issuances or redemptions of preferred stock in 1996 or 1995.
-------
(a) Each share of PP&L's preferred stock entitles the holder to one vote on any question presented to PP&L's shareowners' meetings. There were 10,000,000 shares of Resources' preferred stock and 5,000,000 shares of PP&L's preference stock authorized; none were outstanding at December 31, 1996 and 1995, respectively.
(b) The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(c) These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.05%, 2002; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(d) Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 862,500.
(e) Shares to be redeemed annually on July 1 as follows: 2003-2007, 50,000; 2008, 750,000.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31
PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS)

                                         OUTSTANDING
                                        ----------------
                                         1996      1995      MATURITY(B)
                                        ------    ------  -----------------
FIRST MORTGAGE BONDS (A)
  5 5/8%...............................           $   30       June 1, 1996
  6 3/4%............................... $   30        30   November 1, 1997
  5 1/2%...............................    150       150      April 1, 1998
  7%...................................     40        40    January 1, 1999
  8 1/8%...............................               40       June 1, 1999
  6%...................................    125       125       June 1, 2000
  7 1/4%...............................     60        60   February 1, 2001
  6.5% to 7 3/4%.......................    755       830          2002-2006
  7.70%................................    200       200          2007-2011(c)
  7 3/8%...............................    100       100          2012-2016
  9 1/4% to 9 3/8%.....................    315       315          2017-2021
  6 3/4% to 8 1/2%.....................    650       650          2022-2026
FIRST MORTGAGE POLLUTION CONTROL BONDS
 (A)
  6.40% Series H.......................     90        90   November 1, 2021
  5.50% Series I.......................     53        53  February 15, 2027
  6.40% Series J.......................    116       116  September 1, 2029
  6.15% Series K.......................     55        55     August 1, 2029
                                        ------    ------
                                         2,739     2,884
Unsecured promissory notes.............    116(d)
                                        ------    ------
                                         2,855     2,884
Unamortized (discount) and premium--
 net...................................    (23)      (25)
                                        ------    ------
                                         2,832     2,859
Less amount due within one year........     30        30
                                        ------    ------
    Total long-term debt............... $2,802    $2,829
                                        ======    ======

-------
(a) Substantially all owned electric utility plant is subject to the lien of PP&L's first mortgage.
(b) Aggregate long-term debt maturities through 2001 are (millions of dollars): 1997, $30; 1998, $150; 1999, $40; 2000, $125; 2001, $60. Maximum
    sinking fund requirements aggregate $5.6 million through 2001 and may be met with property additions or retirement of bonds. The annual sinking fund requirements through 2001 will not exceed $1.8 million.
(c) Any registered owner of these bonds has the right to require PP&L to redeem such owner's bonds on October 1, 1999 at a price of 100% of the principal amount.
(d) In 1996, PP&L issued $116 million of unsecured promissory notes due in March 2001. The proceeds were used to redeem $40 million of First Mortgage Bonds, 8 1/8% Series due 1999, and $75 million of First Mortgage Bonds, 7 5/8% Series due 2002.

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

  Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND CONSOLIDATION

  PP&L Resources is the parent holding company of PP&L, PMDC and Spectrum.

  PP&L's financial condition and results of operations are currently the principal factors affecting PP&L Resources' financial condition and results of operations. PP&L is an operating electric utility serving customers in central eastern Pennsylvania. All nonutility operating transactions are included in "Other Income and Deductions--Net" on the Consolidated Statements of Income.

  The consolidated financial statements include the accounts of PP&L Resources and its direct and indirect subsidiaries. All significant intercompany transactions have been eliminated.

  Less than 50% owned affiliates are accounted for using the equity method. These affiliates consist principally of Safe Harbor Water Power Corporation and investments held by PMDC.

RECLASSIFICATION

  Certain amounts from prior years' financial statements have been reclassified to conform to the current year presentation.

MANAGEMENT'S ESTIMATES

  These financial statements have been prepared using information available including certain information which represents management's best estimates of existing conditions. Actual results could differ from these estimates.

ACCOUNTING RECORDS

  The accounting records for PP&L, the principal subsidiary of PP&L Resources, are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

REGULATION

  PP&L prepares its financial statements in accordance with the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires a rate-regulated entity to reflect the effects of regulatory decisions in its financial statements. In accordance with SFAS 71, PP&L has deferred certain costs pursuant to the rate actions of the PUC and the FERC and is recovering or expects to recover such costs in electric rates charged to customers. These deferred costs or "regulatory assets" are enumerated and discussed in Note 8.

  To the extent that PP&L concludes that recovery of a regulatory asset is no longer probable due to regulatory treatment, the effects of competition or other factors, the amount would have to be written off against income.

UTILITY PLANT

  Additions to utility plant and replacement of units of property are capitalized at cost. The cost of funds used to finance construction projects or AFUDC is capitalized as part of construction cost.

  The cost of units of property retired or replaced is charged to accumulated depreciation. Expenditures for maintenance and repairs of property and the cost of replacing items determined to be less than an entire unit of property are charged to operating expense.

  Major classes of electric utility plant in service and their respective balances are (millions of dollars):

                                                                    1996   1995
                                                                   ------ ------
Production........................................................ $6,303 $6,251
Transmission......................................................    386    374
Distribution......................................................  2,774  2,652
General...........................................................    303    302
Other.............................................................     58     58
                                                                   ------ ------
                                                                   $9,824 $9,637
                                                                   ====== ======

  For financial statement purposes, depreciation is being provided over the estimated useful lives of property using a straight-line method for all property except for certain property at the Susquehanna steam station. Susquehanna property is depreciated at an annual rate of $173 million from October 1995 through December 1998, after which depreciation is scheduled to decline by $71 million annually. Provisions for depreciation, as a percent of average depreciable property, approximated 3.8% in 1996, 3.7% in 1995 and 3.5% in 1994.

NUCLEAR DECOMMISSIONING AND FUEL DISPOSAL

  An annual provision for PP&L's share of the future cost to decommission the Susquehanna station, equal to the amount allowed for ratemaking purposes, is charged to operating expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Notes 3 and 6.

  The DOE is responsible for the permanent storage and disposal of spent nuclear fuel removed from nuclear reactors. PP&L pays DOE a fee for future disposal services and recovers such costs in customer rates. PP&L has joined other utilities in a federal lawsuit to suspend payments to DOE and to place the fees in escrow unless that department begins accepting nuclear fuel as agreed to in its contract with the utilities.

FINANCIAL INVESTMENTS

  Securities subject to the requirements of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" are carried at fair value, determined at the balance sheet date. Net unrealized gains on available-for-sale securities are included in common equity. Net unrealized gains and losses on trading securities are included in income. Net unrealized gains and losses on securities that are not available for unrestricted use due to regulatory or legal reasons are reflected in the related asset and liability accounts. Realized gains and losses on the sale of securities are recognized utilizing the specific cost identification method. Investments in financial limited partnerships are accounted for under the equity method of accounting and venture capital investments are recorded at cost. See Note 7.

PREMIUM ON REACQUIRED LONG-TERM DEBT

  Premiums paid and expenses incurred by PP&L to redeem long-term debt are deferred and amortized over the life of the new debt issue or the remaining life of the retired debt when the redemption is not financed by a new issue.

CAPITAL LEASES

  Leased property of PP&L capitalized on the Consolidated Balance Sheet is recorded at the present value of future lease payments and is amortized so that the total of interest on the lease obligation and amortization of the leased property equals the rental expense allowed for ratemaking purposes. Future minimum lease payments under capital leases in effect at December 31, 1996 (excluding nuclear fuel) aggregate $89 million, including $13 million in imputed interest. Future lease payments for nuclear fuel are based on the quantity of electricity produced at the Susquehanna Station. The maximum amount of nuclear fuel available for lease under current arrangements is $200 million.

REVENUES

  Electric revenues are recorded based on the amounts of electricity delivered to customers through the end of each calendar month. This includes amounts customers will be billed for electricity delivered from the time meters were last read to the end of the month. Through December 1996, PP&L's tariff included revenues from the ECR, SBRCA and STAS.

  Approximately 98% of operating revenues were derived from electric energy sales, with 35% coming from residential customers, 28% from commercial customers, 20% from industrial customers, 14% from other major utilities and the PJM and 3% from others. For information on the ECR, SBRCA and STAS, see
Note 3.

INCOME TAXES

  PP&L Resources and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to operating expenses and other income and deductions on the Consolidated Statements of Income.

  The provision for PP&L's deferred income taxes is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes and the amount that otherwise would be recorded under generally accepted accounting principles is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 5.

  Investment tax credits were deferred when utilized and are amortized over the average lives of the related property.

PENSION PLAN AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

  PP&L has a noncontributory pension plan covering substantially all employees. Subsidiary companies of PP&L formerly engaged in coal mining have a noncontributory pension plan for substantially all non-bargaining, full-time employees. Funding is based upon actuarially determined computations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974.

  PMDC has a non-qualified retirement plan for its corporate officers.

  For information on other postretirement and postemployment benefits, see
Note 10.

CASH EQUIVALENTS

  All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

2. PENNSYLVANIA RESTRUCTURING LEGISLATION

  In December 1996, Pennsylvania enacted legislation to restructure its electric utility industry in order to create retail access to a competitive market for the generation of electricity. The legislation, which was effective on January 1, 1997, includes the following major provisions:

    1. All electric utilities in Pennsylvania are required to file, beginning on April 1, 1997 and in no event later than September 30, 1997, a restructuring plan to implement direct access to a competitive market for electric generation. The plan must include unbundled rates for generation, jurisdictional transmission, distribution and other services; a proposed competitive transition charge; a proposed universal service and energy conservation cost recovery mechanism; procedures for ensuring direct access to all licensed energy suppliers; a discussion of the proposed plan's impacts on utility employees and revised tariffs and rates implementing the foregoing.

    2. Retail customer choice will be phased in as follows: up to 33% of all customer load on January 1, 1999; up to 66% of all customer load on January 1, 2000; and 100% of all customer load by January 1, 2001. The PUC can delay this schedule by two 6-month periods, if necessary.

    3. Electric distribution companies will be the suppliers of last resort. The PUC will ensure that adequate generation reserves exist to maintain reliable electric service. The utility's transmission and distribution system must continue to meet established national industry standards for installation, maintenance and safety.

    4. Retail rates will be capped for at least 4-1/2 years for transmission and distribution charges and for as long as 9 years for generation charges. A utility may be exempted from the caps only under very specific circumstances, e.g., the need for extraordinary rate relief, non-utility generation contracts, changes in laws or regulations, required upgrades or repairs to the transmission system, increases in fuel prices or purchased power prices, nuclear power plant decommissioning costs or taxes.

    5. Pennsylvania utilities are permitted to recover PUC-approved transition or stranded costs over several years; however, the utilities are required to mitigate these costs to the extent practicable. Also, the recovery of these costs must not result in cost shifting among customers.

    6. "Transition bonds" may be issued to pay the stranded costs. This procedure involves the following elements: (i) the sale or transfer by the utility of the right to recover a portion of its stranded costs to a financing entity--for a lump-sum payment of cash--that could be used to retire the utility's debt and equity and to pay stranded costs; (ii) the issuance by the financing entity of "transition bonds"; (iii) the collection by the utility of "transition charges" on customers' bills, which are transferred to the financing entity to pay the principal and interest and other related costs of issuing the transition bonds; (iv) upon the imposition of transition charges on customers' bills, the utility must reduce customer rates by an amount equal to the revenue requirements of the stranded costs financed with transition bonds; and (v) a PUC "qualified rate order," which could be irrevocable, approving the collection of the transition charges. This irrevocability would protect the cash flow stream used to repay the transition bonds.

    7. All generation suppliers must demonstrate financial and technical fitness and must be licensed by the PUC. Cooperatives and municipalities may participate in retail competition but are not subject to the provisions of the legislation, unless they elect to serve customers outside their franchise territories.

    8. State tax revenues paid by utilities and generation suppliers are to remain at their current level, to protect against any state revenue loss from restructuring.

    9. The PUC will monitor electricity markets for anti-competitive or discriminatory conduct, and will consider the impact of mergers and acquisitions on these markets.

  PP&L is formulating its restructuring plan, which it currently plans to file on April 1, 1997. Under the legislation, the PUC must take action on the restructuring plan within nine months of the filing date. PP&L is unable to predict the ultimate effect of this legislation on its financial position, results of operation or its need to issue securities to meet future capital requirements.

3. RATE MATTERS

 Base Rate Filing with the PUC

  In September 1995, the PUC issued a final order with respect to the base rate case filed by PP&L in December 1994. The PUC Decision increased PUC jurisdictional rates by about $85 million annually, or 3.8%. The PUC Decision permitted the levelization of depreciation expense for the Susquehanna station, recovery of retiree health care costs and costs of the 1994 voluntary early retirement program and revised costs to decommission Susquehanna SES. The order also permitted recovery of deferred operating and capital costs, net of energy savings, for Susquehanna Unit 2 but disallowed similar costs for Unit No. 1. The PUC also ruled that PP&L could not include in the ECR the cost of capacity billed to other utilities after the contractual arrangements with these utilities expire. The OCA has appealed certain aspects of the PUC Decision to the Commonwealth Court. PP&L cannot predict the final outcome in this matter.

 Energy Cost Rate Issues

  Through December 1996, PP&L's PUC tariffs contained an ECR under which customers were billed an estimated amount for fuel and other energy costs. Any difference between the actual and estimated amount for such costs was collected from, or refunded to, customers in a subsequent period.

  In December 1996, the PUC issued a tentative order permitting the roll-in of PP&L's ECR into base rates. The order also authorized PP&L to defer certain unrecovered energy costs as regulatory assets and seek recovery for these costs in the competitive transition charge described above under "Pennsylvania Restructuring Legislation."

  In 1994, the PUC reduced PP&L's ECR claim by $16 million for costs associated with replacement power during a Susquehanna Unit 1 outage for refueling and repairs. PP&L's appeal of that reduction was settled in 1995, and as a result PP&L recorded a net credit to income of $10 million.

 Special Base Rate Credit Adjustment

  Beginning in April 1991, PP&L's PUC tariff included a SBRCA rider which provided for credits to retail customers' bills for three nonrecurring items. They were (i) the use of an inventory method of accounting for certain power plant spare parts (this credit expired as of April 1, 1996); (ii) the sale of capacity and related energy from PP&L's wholly owned coal-fired stations to Atlantic (this credit was rolled into retail base rates at Docket No. R-00943271 and was removed from the SBRCA effective in September 1995); and
(iii) the proceeds from a settlement of outstanding contract claims arising from construction of the Susquehanna station (this credit is due to expire in the second quarter of 1997).

 State Tax Adjustment Surcharge

  Through December 1996, PP&L's PUC tariffs included a rate mechanism to adjust customer bills for changes in certain state taxes. The STAS had no effect on net income. In December 1996, the PUC issued a tentative order permitting the roll-in of STAS into base rates.

 FERC-Major Utilities' Rates

  In August 1995, JCP&L filed a complaint against PP&L with the FERC regarding billings under the bulk power sales agreement between the parties. In its complaint, JCP&L alleges that PP&L inappropriately allocated certain costs to JCP&L that should not have been billed and seeks other adjustments. JCP&L is seeking both refunds (with interest) in an unspecified amount and an amendment to the agreement. PP&L has denied JCP&L's allegations and requested that FERC dismiss the complaint. PP&L cannot predict the final outcome of this proceeding.

  In October 1995, FERC allowed PP&L to begin charging, subject to refund, four major electric utility customers of PP&L (Atlantic, BG&E, JCP&L and UGI) for certain PP&L costs for post-retirement benefits other than pensions. In that same proceeding, FERC opened to review all other charges by PP&L under its contracts with those customers. JCP&L raised a number of objections to PP&L's charges. In November 1996, an Administrative Law Judge ruled in PP&L's favor on all issues. The case currently is pending before the FERC.

  In January 1996, PP&L filed a request with the FERC to incorporate a change in the method of calculating depreciation under its contracts with these same four major utilities. PP&L also sought to increase the charges to those customers for nuclear decommissioning costs. This case was settled in principle with the four customers in January 1997, under terms which would have no material effect on PP&L. Formal settlement documents are expected to be filed with the FERC by March 1997.

  See Note 4 for more information regarding these contracts.

4. SALES TO OTHER ELECTRIC UTILITIES

  PP&L provides Atlantic with 125,000 kilowatts of capacity (summer rating) and related energy from its wholly owned coal-fired stations. Sales to Atlantic will continue through March 1998.

  PP&L provided JCP&L with 756,000 kilowatts of capacity and related energy from all of its generating units during 1996. This amount will decline by 189,000 kilowatts per year until the end of the agreement on December 31, 1999. PP&L expects to be able to resell the capacity and energy at market prices.

  In March 1996, the New Jersey Board of Public Utilities approved an agreement between PP&L and JCP&L, under which PP&L will provide JCP&L with 150,000 kilowatts of capacity credits and energy from June 1997 through May 1998, 200,000 kilowatts from June 1998 through May 1999 and 300,000 kilowatts from June 1999 through May 2004. Prices under the new agreement are based on a predetermined reservation rate that escalates over time, plus an energy component based on PP&L's actual fuel-related costs. PP&L filed the agreement for FERC review and acceptance in October 1996, and the matter is still pending.

  PP&L provides BG&E with 129,000 kilowatts or 6.6 percent of its share of capacity and related energy from the Susquehanna station. Sales to BG&E will continue through May 2001.

  See Note 3 for more information regarding these contracts.

  In September 1996, PP&L made installed capacity credit sales for up to 300,000 kilowatts to GPU Energy which will continue through the first half of 1997.

  On December 31, 1996, PP&L filed for FERC approval of amendments to its generation sales tariff to allow PP&L to buy energy for the purpose of resale in competitive wholesale markets. This change provides PP&L flexibility in pursuing wholesale power supply opportunities to increase operating revenues. PP&L is currently operating under this amended tariff, subject to final FERC approval.

5.  INCOME TAXES

  The corporate federal income tax rate is 35%. The Pa. CNI rate was 11.99% in 1994 and 9.99% in 1995 and 1996.

  For 1995 PP&L Resources recorded a decrease in Pa. CNI expense of $8 million from the prior year related to the rate reduction. Substantially all of this reduction was reflected in lower customer rates through the STAS.

  The tax effects of significant temporary differences comprising PP&L Resources' net deferred income tax liability were as follows (millions of dollars):

                                                                  1996    1995
                                                                 ------  ------
Deferred tax assets
  Deferred investment tax credits............................... $   86  $   90
  Accrued pension costs.........................................     67      54
  Other.........................................................     75      87
  Valuation allowance...........................................     (6)     (6)
                                                                 ------  ------
                                                                    222     225
                                                                 ------  ------
Deferred tax liabilities
  Electric utility plant--net...................................  1,788   1,788
  Other property--net...........................................      9      12
  Taxes recoverable through future rates........................    399     416
  Reacquired debt costs.........................................     46      48
  Other.........................................................     11      25
                                                                 ------  ------
                                                                  2,253   2,289
                                                                 ------  ------
Net deferred tax liability...................................... $2,031  $2,064
                                                                 ======  ======

  Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes, other than income are as follows (millions of dollars):

                                                              1996  1995  1994
                                                              ----  ----  ----
INCOME TAX EXPENSE
Included in operating expenses
  Provision--Federal......................................... $189  $195  $198
       State.................................................   64    62    77
                                                              ----  ----  ----
                                                               253   257   275
                                                              ----  ----  ----
  Deferred--Federal..........................................    4     9   (34)
       State.................................................    6     6   (11)
                                                              ----  ----  ----
                                                                10    15   (45)
                                                              ----  ----  ----
  Investment tax credit, net--Federal........................  (10)  (10)  (12)
                                                              ----  ----  ----
                                                               253   262   218
                                                              ----  ----  ----
Included in other income and deductions
  Provision (credit)--Federal................................   (1)    8   (18)
           State.............................................    1     4    (7)
                                                              ----  ----  ----
                                                                 0    12   (25)
                                                              ----  ----  ----
  Deferred--Federal..........................................    1    10    (9)
       State.................................................   (1)    2    (4)
                                                              ----  ----  ----
                                                                 0    12   (13)
                                                              ----  ----  ----
                                                                 0    24   (38)
                                                              ----  ----  ----
Total income tax expense--Federal............................  183   212   125
              State..........................................   70    74    55
                                                              ----  ----  ----
                                                              $253  $286  $180
                                                              ----  ----  ----
RECONCILIATION OF INCOME TAX EXPENSE
 Indicated federal income tax on pre-tax income at statutory tax rate--35%.............................................. $213  $223  $148
 Increase (decrease) due to:
  State income taxes.........................................   44    50    35
  Flow through of depreciation differences not previously
   normalized................................................   20    16    15
  Amortization of investment tax credit......................  (10)  (10)  (12)
  Research & experimentation income tax credits..............   (5)
  Other......................................................   (9)    7    (6)
                                                              ----  ----  ----
                                                                40    63    32
                                                              ----  ----  ----
 Total income tax expense.................................... $253  $286  $180
                                                              ----  ----  ----
 Effective income tax rate................................... 41.5% 44.9% 42.4%
TAXES, OTHER THAN INCOME
 State gross receipts........................................ $105  $102  $ 99
 State utility realty........................................   44    46    47
 State capital stock.........................................   34    33    35
 Social security and other...................................   20    20    20
                                                              ----  ----  ----
                                                              $203  $201  $201
                                                              ====  ====  ====

6. NUCLEAR DECOMMISSIONING COSTS

  PP&L's most recent estimate of the cost to decommission the Susquehanna station was completed in 1993 and was a site-specific study, based on immediate dismantlement and decommissioning of each unit following final shutdown. The study indicates that PP&L's 90% share of the total estimated cost of decommissioning the Susquehanna station is approximately $724 million in 1993 dollars. The estimated cost includes decommissioning the radiological portions of the station and the cost of removal of nonradiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

  Decommissioning costs charged to operating expense were $12 million in 1996, $8 million in 1995 and $7 million in 1994 and are based upon amounts included in customer rates. The increases in 1996 and 1995 are a result of the PUC Decision, in which recovery of decommissioning costs was based on the cost estimates in the 1993 site-specific study. Rates charged to small utilities reflect the estimated cost of decommissioning in the 1993 study. In January 1996, PP&L filed with the FERC to increase its decommissioning rate to reflect the projected cost of decommissioning the Susquehanna station. See Note 3 for further information.

  Amounts collected from customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can be used only for future decommissioning costs. The market value of securities held and accrued income in the trust funds at December 31, 1996 and 1995 aggregated approximately $128 million and $109 million, respectively. The trust funds experienced, on a fair market value basis, a $6 million net gain in 1996, which includes net unrealized appreciation of $2 million, and a net gain in 1995 of $14 million, which includes net unrealized appreciation of $8 million. The trust fund activity is reflected in the nuclear plant decommissioning trust fund and in other noncurrent liabilities on the Consolidated Balance Sheet. Accrued nuclear decommissioning costs were $130 million and $112 million at December 31, 1996 and 1995, respectively.

  The FASB issued an exposure draft on the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning of nuclear power plants. As a result, current industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability at the present value of the estimated future cash outflows that will be required to satisfy those obligations.

7. FINANCIAL INSTRUMENTS

  The carrying amount shown on the Consolidated Balance Sheet and the estimated fair value of PP&L Resources' financial instruments are as follows (millions of dollars):

                                    DECEMBER 31, 1996  DECEMBER 31, 1995
                                    ------------------ ---------------------
                                    CARRYING   FAIR    CARRYING      FAIR
                                     AMOUNT    VALUE    AMOUNT       VALUE
                                    ------------------ ----------   --------
ASSETS
 Nuclear plant decommissioning
  trust fund(a)....................  $    128 $    128  $    109    $    109
 Financial investments(a)..........       206      206       238         236
 Other investments.................        18       18         9(c)        9(c)
 Cash and cash equivalents.........       101      101        20          20
 Other financial instruments
  included in other current
  assets...........................         2        2         3           3
LIABILITIES
 Preferred stock with sinking fund
  requirements(b)..................       295      294       295         295
 Long-term debt(b).................     2,832    2,885     2,859       3,033
 Commercial paper and bank loans...       144      144        89          89

-------
(a) The carrying value of financial instruments generally is based on established market prices and approximates fair value.
(b) The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PP&L Resources where quoted market prices are not available.
(c) $12 million of PMDC's other investments for 1995 were reclassified as investments in electric energy projects--at equity.

8. REGULATORY ASSETS

  The following regulatory assets were reflected in the PP&L Consolidated Balance Sheet (millions of dollars):

                                                                   1996   1995
                                                                  ------ ------
Deferred depreciation............................................ $  140 $  209
Deferred operating and carrying costs--Susquehanna...............     17     18
Reacquired debt costs............................................    110    117
Taxes recoverable through future rates...........................    963  1,003
Assessment for decommissioning uranium enrichment facilities.....     30     32
Postretirement benefits other than pensions......................     28     31
Voluntary early retirement program...............................     49     62
ECR undercollection..............................................     17
Other............................................................     45     57
                                                                  ------ ------
                                                                  $1,399 $1,529
                                                                  ====== ======

  As of December 31, 1996, substantially all of PP&L's regulatory assets are being recovered through rates charged to customers over periods ranging from 3 to 29 years. In December 1996, Pennsylvania passed restructuring legislation which will continue to permit utilities to recover approved regulatory assets as transition or stranded costs. See Note 2 "Pennsylvania Restructuring Legislation".

  For a discussion of taxes recoverable through future rates, postretirement benefits other than pensions, assessment for decommissioning uranium enrichment facilities, VERP, and additional information on the PUC Decision, see Notes 3, 5, 10, and 11.

9. CREDIT ARRANGEMENTS

  PP&L issues commercial paper and, from time to time, borrows from banks to provide short-term funds required for general corporate purposes. In addition, certain subsidiaries also borrow from banks to obtain short-term funds. Bank borrowings generally bear interest at rates negotiated at the time of the borrowing. PP&L's weighted average interest rate on short-term borrowings was 4.9% and 6.0% at December 31, 1996 and 1995, respectively.

  PP&L has a $250 million revolving credit arrangement with a group of banks. At the option of PP&L, interest rates would be based upon certificate of deposit rates, Eurodollar deposit rates or the prime rate. Any loans made under this credit arrangement would mature in September 1999. PP&L has additional credit arrangements with another group of banks. The banks have committed to lend PP&L up to $45 million under these credit arrangements, which mature in May 1997, at interest rates based upon Eurodollar deposit rates or the prime rate. These credit arrangements produce a total of $295 million of lines of credit to provide back-up for PP&L's commercial paper and short-term borrowings of certain subsidiaries. No borrowings were outstanding at December 31, 1996 under these credit arrangements.

  PP&L Resources has a revolving credit facility in the amount of $300 million. At the option of PP&L Resources, interest rates can be based on Eurodollar deposit rates or the prime rate. Loans made under this credit arrangement will mature, and the facility will terminate at the end of May 1997. PP&L Resources used $190 million of this credit facility in June 1996 to fund a PMDC subsidiary's acquisition of a 25 percent interest in SWEB. Borrowings of $135 million were outstanding under this credit facility at December 31, 1996. PP&L Resources expects to repay a portion of the outstanding balance through the liquidation of temporary cash investments and repay the balance by issuing medium-term notes.

  PP&L leases its nuclear fuel from a trust. The maximum financing capacity of the trust under existing credit arrangements is $200 million.

10. PENSION PLAN AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PLAN

  PP&L has a funded noncontributory defined benefit pension plan covering substantially all employees. Benefits are based upon a participant's earnings and length of participation in the Plan, subject to meeting certain minimum requirements.

  PP&L has an unfunded supplemental retirement plan for certain management employees. A similar plan for directors was terminated December 31, 1996. Benefit payments pursuant to these supplemental plans are made directly by PP&L. At December 31, 1996, the projected benefit obligation of these supplemental plans was approximately $20 million. Effective December 1, 1994, PMDC has a non-qualified retirement plan for its corporate officers. The cost of the plan was immaterial in 1996.

  The components of PP&L's net periodic pension cost for the three plans were (millions of dollars):

                                                               1996  1995  1994
                                                               ----  ----  ----
Service cost-benefits earned during the period................ $ 32  $ 27  $33
Interest cost.................................................   61    58   51
Actual return on plan assets.................................. (146) (241)  29
Net amortization and deferral.................................   68   167  (96)
                                                               ----  ----  ---
Net periodic pension cost..................................... $ 15  $ 11  $17
                                                               ====  ====  ===

  The net periodic pension cost charged to operating expenses was $9 million in 1996, $6 million in 1995 and $10 million in 1994. The balance was charged to construction and other accounts. The funded status of PP&L's Plan was (millions of dollars):

                                                                DECEMBER 31
                                                               --------------
                                                                1996    1995
                                                               ------  ------
Fair value of plan assets..................................... $1,187  $1,086
Actuarial present value of benefit obligations:
  Vested benefits.............................................    695     673
  Nonvested benefits..........................................              2
                                                               ------  ------
     Accumulated benefit obligation...........................    695     675
                                                               ------  ------
  Effect of projected future compensation.....................    191     194
                                                               ------  ------
    Projected benefit obligation..............................    886     869
                                                               ------  ------
Plan assets in excess of projected benefit obligation.........    301     217
Unrecognized transition assets (being amortized over 23
 years).......................................................    (59)    (63)
Unrecognized prior service cost...............................     55      59
Unrecognized net gain.........................................   (495)   (394)
                                                               ------  ------
Accrued expense............................................... $ (198) $ (181)
                                                               ======  ======

  The weighted average discount rate used in determining the actuarial present value of projected benefit obligations was 7.0% and 6.75% on December 31, 1996 and 1995, respectively. The rate of increase in future compensation used in determining the actuarial present value of projected benefit obligations was 5.0% on December 31, 1996 and 1995. The assumed long-term rates of return on assets used in determining pension cost in 1996 and 1995 was 8.0%. Plan assets consist primarily of common stocks, government and corporate bonds and temporary cash investments.

  PP&L's subsidiaries formerly engaged in coal mining have a noncontributory defined benefit pension plan covering substantially all non-bargaining unit, full-time employees, which is fully funded, primarily by group annuity contracts with insurance companies. This plan was amended to freeze benefit increases effective June 1996. In addition, the companies are liable under federal and state laws to pay black lung benefits to claimants and dependents with respect to approved claims, and are members of a trust which was established to facilitate payment of such liabilities. Such costs were not material in 1996, 1995 and 1994.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Substantially all employees of PP&L and its subsidiaries will become eligible for certain health care and life insurance benefits upon retirement. PP&L sponsors four health and welfare benefit plans that cover substantially all management and bargaining unit employees upon retirement. One plan provides for retiree health care benefits to certain management employees, another plan provides retiree health care benefits to bargaining unit employees, a third plan provides retiree life insurance benefits to certain management employees up to a specified amount and a fourth plan provides retiree life insurance benefits to bargaining unit employees.

  Dollar limits have been established for the amount PP&L will contribute annually toward the cost of retiree health care for employees retiring after March 1993.

  In accordance with a PUC order, PP&L had deferred from January 1, 1993 through 1994, the PUC-jurisdictional accrued cost of retiree health and life insurance benefits recorded pursuant to SFAS 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions" in excess of actual claims paid pending recovery of the increased cost in retail rates. As a result of a decision of the Commonwealth Court, in 1994 PP&L started to expense the increased costs applicable to operations that were previously being deferred and wrote off such costs deferred in 1993.

  The PUC Decision in 1995 permitted recovery of the PUC-jurisdictional amount of retiree health care costs resulting from the adoption of SFAS 106. In addition, the PUC Decision permitted PP&L to recover, over a period of about 17 years, the amount of SFAS 106 costs that would have been deferred from January 1, 1993 through September 30, 1995, pursuant to a PUC order but for a Commonwealth Court decision that PP&L could not recover these deferred costs. As a result of the PUC Decision, which provided for recovery of $27 million of previously expensed SFAS 106 costs, PP&L recorded a $16 million after-tax credit to income in the third quarter of 1995.

  In December 1993, PP&L established a separate VEBA for each of the four health and welfare benefit plans for retirees. After making initial contributions, additional funding of the trusts was deferred pending resolution of PP&L's ability to recover the costs of the plans in rates. Continued funding of these trusts is subject to the resolution of the OCA appeal of the PUC Decision. See Note 3.

  The following table sets forth the plans' combined funded status reconciled with the amount shown on PP&L Resources' Consolidated Balance Sheet as of December 31 (millions of dollars):

                                                                   1996  1995
                                                                   ----  ----
Accumulated postretirement benefit obligation:
  Retirees........................................................ $123  $128
  Fully eligible active plan participants.........................   19    18
  Other active plan participants..................................   85    79
                                                                   ----  ----
                                                                    227   225
Plan assets at fair value, primarily temporary cash investments...   31    29
                                                                   ----  ----
Accumulated postretirement benefit obligation in excess of plan
 assets...........................................................  196   196
Unrecognized prior service costs..................................   (5)   (5)
Unrecognized net loss.............................................  (12)  (19)
Unrecognized transition obligation (being amortized over 20
 years)........................................................... (139) (148)
                                                                   ----  ----
Accrued postretirement benefit cost............................... $ 40  $ 24
                                                                   ====  ====

  The net periodic postretirement benefit cost included the following components (millions of dollars):

                                                              1996  1995  1994
                                                              ----  ----  ----
Service cost--benefits attributed to service during the
 period...................................................... $ 4   $ 4   $ 4
Interest cost on accumulated postretirement benefit
 obligation..................................................  15    15    14
Actual return on plan assets.................................  (1)   (2)
Net amortization and deferral................................   9     9     8
                                                              ---   ---   ---
Net periodic postretirement benefit cost..................... $27   $26   $26
                                                              ===   ===   ===

  Retiree health and benefits costs charged to operating expenses were approximately $20 million in 1996, a net credit of approximately $17 million in 1995 (reflecting both a $32 million credit due to the PUC Decision and costs applicable to contractual agreements with other major utilities), and $27 million in 1994 (which includes $11 million of retiree health and benefits costs previously deferred in 1993). Costs in excess of the amount charged to expense were charged to construction and other accounts.

  For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1997; the rate was assumed to decrease gradually to 6% by 2006 and remain at that level thereafter. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by about $11 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by about $1 million.

  In determining the accumulated postretirement benefit obligation, the weighted average discount rate used was 7.0% and 6.75% on December 31, 1996 and 1995, respectively. The trusts that are holding the plan assets, except for retiree health care benefits to certain management employees, are tax-exempt. The expected long-term rate of return on plan assets for the tax-exempt trusts was 6.5% on December 31, 1996 and 1995.

  In 1992, as a result of the Energy Act, PP&L and its subsidiaries formerly engaged in coal mining accrued an additional liability for the cost of health care of retired miners previously employed by them. The liability, based on the present value of future benefits, was estimated at $54 million as of December 1996 and 1995.

POSTEMPLOYMENT BENEFITS

  PP&L provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not material.

11. WORKFORCE REDUCTIONS

  PP&L continued its efforts to reduce costs in 1996. An employment decline of approximately 100 management employees occurred through job displacements, rather than from the type of major initiatives in workforce reductions that took place in 1994 and 1995. In anticipation of planned further workforce reductions in 1997 and to accrue for enhanced pension benefits for employees displaced in 1996, PP&L recorded costs of $5 million after-tax, or 3 cents per share of common stock. During 1995, PP&L offered a voluntary severance program to employees who are members of the IBEW Local 1600 and continued re-engineering efforts that reduced the management workforce. Total employment declined in 1995 by approximately 225 due to these two initiatives. The costs of the workforce reductions in 1995 amounted to about $19 million after-tax, or 11 cents per share of common stock.

  During 1994, PP&L offered a voluntary early retirement program to 851 employees who were age 55 or older by December 31, 1994. A total of 640 employees elected to retire under the program, at a total cost of $76 million. PP&L recorded the cost of the program as a charge against income in the fourth quarter of 1994, which reduced net income by $43 million, or 28 cents per share of common stock. As a result of the PUC Decision, which permitted recovery of the PUC-jurisdictional amount through customer rates, PP&L recorded in 1995 a $38 million after-tax credit to expense, or 24 cents per share of common stock, to reverse the charge for this program that was recorded in 1994. PP&L estimates annual savings of $35 million from this program, which were included in the PUC Decision.

12. JOINTLY OWNED FACILITIES

  At December 31, 1996, PP&L or its subsidiary owned undivided interests in the following facilities (millions of dollars):

                                            GENERATING STATIONS        MERRILL
                                       ------------------------------   CREEK
                                                   KEYSTONE CONEMAUGH RESERVOIR
                                       SUSQUEHANNA -------- --------- ---------
Ownership interest....................    90.00%    12.34%    11.39%    8.37%
Electric utility plant in service.....   $4,060     $  66     $ 102
Other property........................                                  $ 22
Accumulated depreciation..............    1,000        35        37        8
Construction work in progress.........       55         1         1

  Each participant in these facilities provides its own financing. PP&L receives a portion of the total output of the generating stations equal to its percentage ownership. PP&L's share of fuel and other operating costs associated with the stations is reflected on the PP&L Consolidated Statement of Income. The Merrill Creek Reservoir provides water during periods of low river flow to replace water from the Delaware River used by PP&L and other utilities in the production of electricity.

13. SUBSIDIARY COAL RESERVES

  In connection with a review by PP&L of its non-core business assets performed in 1994, a subsidiary of PP&L initiated an evaluation of the carrying value of its $84 million investment in undeveloped coal reserves in western Pennsylvania. Outside appraisal firms completed the evaluation and indicated that due to changing market conditions an impairment had occurred. Accordingly, the carrying value of this investment was written down to its estimated net realizable value of $10 million, resulting in a $74 million pre-tax charge to income. This write down resulted in an after-tax charge to income of $40 million in 1994.

  These reserves were acquired in 1974 with the intention of supplying future coal-fired generating stations. PP&L concluded that it would not develop these reserves. In November 1995, the coal reserves were sold for $52 million, which resulted in a $42 million gain, or $20 million after-tax.

14. COMMITMENTS AND CONTINGENT LIABILITIES

CONSTRUCTION EXPENDITURES

  PP&L's construction expenditures for the period 1997-2001 are estimated to aggregate $1.2 billion, including AFUDC. For discussion pertaining to construction expenditures, see Review of Financial Condition and Results of Operations under the caption "Financial Condition--Capital Expenditure Requirements" on page A-9.

NUCLEAR INSURANCE

  PP&L is a member of certain insurance programs which provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PP&L is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PP&L could be assessed retroactive premiums in the event of the insurers' adverse loss experience. The maximum amount PP&L could be assessed under these programs at December 31, 1996 was about $35 million.

  PP&L's public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $8.9 billion under provisions of The Price Anderson Amendments Act of 1988. PP&L is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PP&L could be assessed up to $151 million per incident, payable at a rate of $20 million per year, plus an additional 5% surcharge, if applicable.

ENVIRONMENTAL MATTERS

 Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the Phase I acid rain provisions, required to be implemented by 1995, by installing continuous emission monitors on all units, burning lower sulfur coal and installing low nitrogen oxide burners on certain units. To comply with the year 2000 acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD on its wholly-owned units.

  PP&L has met the initial ambient ozone requirements identified in Title I of the Clean Air Act by reducing nitrogen oxide emissions by 40% through the use of low nitrogen oxide burners. Further seasonal (i.e., 5 month) nitrogen oxide reductions to 55% and 75% of pre-Clean Air Act levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding.

  The Clean Air Act requires EPA to study the health effects of hazardous air emissions from power plants and other sources. In this regard, in November 1996 the EPA proposed new national standards for ambient levels of ground-level ozone and fine particulates. The new standards, if implemented, may result in EPA mandating additional NOx and SO/2/ reductions from utility boilers in the 2005-2010 timeframe. NOx reductions to meet the new ozone standard are likely to be in the range of the 75% seasonal NOx reductions that already are required for PP&L under the Memorandum of Understanding in 2003 and beyond. However, to meet the new fine particulate standards, EPA may mandate additional SO/2/ reductions significantly greater than those now planned for the acid rain program and extend the NOx reductions required by the Memorandum of Understanding from seasonal to year-round.

  Expenditures to meet the year 1999 Memorandum of Understanding requirements are included in the table of projected construction expenditures in the Review of the Financial Condition and Results of Operations under the caption "Financial Condition--Capital Expenditure Requirements". PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2001 in amounts which are not now determinable but could be material.

 Water and Residual Waste

  DEP residual waste regulations require PP&L to obtain permits for existing ash basins at all of its coal-fired generating stations as disposal facilities. Ash basins that cannot be permitted are required to close by July 1997. Any groundwater contamination caused by the basins must also be addressed. Any new ash disposal facility must meet the rigid siting and design standards set forth in the regulations.

  To address the DEP regulations, PP&L is moving forward with plans to install dry fly ash handling systems at its power stations.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work is substantially completed at two generating stations. At this time, there is no indication that remedial work will be required at other PP&L generating stations.

  The current Montour station NPDES permit and proposed Holtwood station NPDES permit contain stringent limits for certain toxic metals and increased monitoring requirements. Depending on the results of toxic reduction studies in progress, additional water treatment facilities may be needed at these stations.

  Capital expenditures through the year 2001 to comply with the residual waste regulations, correct groundwater degradation at fossil-fueled generating stations, and address waste water control at PP&L facilities are included in the table of construction expenditures in the Review of the Financial Condition and Results of Operations under the caption "Financial Condition-- Capital Expenditure Requirements". PP&L currently estimates that $12 million of additional capital expenditures may be required in the next four years and $67 million of additional capital expenditures could be required beyond the year 2001. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but could be material.

 Superfund and Other Remediation

  PP&L has signed a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities.

  At December 31, 1996, PP&L had accrued $10 million, representing the amount PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances including those covered by the consent order mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

 Other Environmental Matters

  In addition to the issues discussed above, PP&L may be required to modify, replace or cease operating certain facilities to comply with other statutes, regulations and actions by regulatory bodies or courts involving environmental matters, including the areas of water and air quality, hazardous and solid waste handling and disposal, toxic substances and electric and magnetic fields. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable, but may be material.

LOAN GUARANTEES OF AFFILIATED COMPANIES

  PMDC has provided a parental guarantee of a subsidiary's pro rata share of the outstanding portion of certain debt issuances of an investee. At December 31, 1996, $11 million of such loans were guaranteed by PMDC. During 1997, PMDC will guarantee another $8 million in connection with additional borrowings in 1997.

  In addition, Spectrum has a $1 million line of credit, which is guaranteed by PP&L Resources.

SOURCE OF LABOR SUPPLY

  At December 31, 1996, PP&L had a total of approximately 6,428 full-time employees. Approximately 65 percent of these full-time employees are represented by the IBEW. The existing three-year agreement with the IBEW will expire in May 1997.

SELECTED FINANCIAL AND OPERATING DATA
PP&L RESOURCES, INC.

                                   1996    1995       1994       1993    1992
                                  ------- -------    -------    ------- -------
INCOME ITEMS--MILLIONS
Operating revenues..............  $ 2,910 $ 2,752    $ 2,725    $ 2,727 $ 2,744
Operating income................      556     574        501        563     573
Net Income(e)...................      329     323(d)     216(d)     314     306
BALANCE SHEET ITEMS--MILLIONS(A)
Property, plant and equipment,
 net............................    6,960   6,970      7,195      7,146   7,020
Total assets....................    9,636   9,492      9,372      9,454   8,192
Long-term debt..................    2,832   2,859      2,941      2,663   2,627
Preferred and preference stock
  With sinking fund
   requirements.................      295     295        295        335     326
  Without sinking fund
   requirements.................      171     171        171        171     224
Common equity...................    2,745   2,597      2,454      2,426   2,367
Short-term debt.................      144      89         74        202     159
Total capital provided by
 investors......................    6,187   6,011      5,936      5,797   5,703
Capital lease obligations.......      247     220        225        249     251
FINANCIAL RATIOS
Return on average common
 equity--%......................    12.30   12.81       8.73      13.06   13.11
Embedded cost rates(a)
  Long-term debt--%.............     7.89    7.95       8.07       8.63    9.36
  Preferred and preference
   stock--%.....................     6.09    6.09       6.07       6.30    7.36
Times interest earned before
 income taxes...................     3.55    3.56       2.73       3.33    3.18
Ratio of earnings to fixed
 charges--total enterprise
 basis(b).......................     3.45    3.47       2.70       3.31    3.15
Ratio of earnings to fixed
 charges and dividends on
 preferred and preference
 stock--total enterprise
 basis(b).......................     2.90    2.91       2.27       2.71    2.53
COMMON STOCK DATA
Number of shares outstanding--
 thousands
  Year-end......................  162,665 159,403    155,482    152,132 151,885
  Average.......................  161,060 157,649    153,458    151,904 151,676
Number of shareowners(a)........  123,290 128,075    132,632    130,677 129,394
Earnings per share..............  $  2.05 $  2.05(d) $  1.41(d) $  2.07 $  2.02
Dividends declared per share....  $  1.67 $  1.67    $  1.67    $  1.65 $  1.60
Book value per share(a).........  $ 16.87 $ 16.29    $ 15.79    $ 15.95 $ 15.58
Market price per share(a).......  $    23 $    25    $    19    $    27 $27 1/4
Dividend payout rate--%.........       82      82        119         80      79
Dividend yield--%(c)............     7.26    6.68       8.79       6.11    5.87
Price earnings ratio(c).........    11.22   12.20      13.48      13.04   13.49

-------
(a) At year-end.
(b) Computed using earnings and fixed charges of PP&L Resources and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.
(c) Based on year-end market prices.
(d) 1995 and 1994 earnings were affected by several one-time adjustments. See Financial Notes 3, 11, and 13.
(e) Prior years restated to reflect formation of the holding company.

EXECUTIVE OFFICERS OF PP&L RESOURCES, INC.

  Officers of PP&L Resources, Inc. are elected annually by the Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

  There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

  Listed below are the executive officers of PP&L Resources:

                                                                                  EFFECTIVE DATE OF
                                                                                     ELECTION TO
          NAME           AGE                       POSITION                       PRESENT POSITION
          ----           ---                       --------                       -----------------
William F. Hecht........  53 Chairman, President and Chief Executive Officer      February 24, 1995
Francis A. Long.........  56 Executive Vice President                             February 24, 1995
Robert G. Byram*........  51 Senior Vice President-Nuclear--PP&L                  December 20, 1995
Ronald E. Hill..........  54 Senior Vice President-Financial                      August 1, 1996
Robert D. Fagan*........  51 President--Power Markets Development Company         December 20, 1995
Robert J. Grey..........  46 Senior Vice President, General Counsel and Secretary March 1, 1996
Joseph J. McCabe........  46 Vice President and Controller                        August 1, 1995

-------
* Mr. Byram and Mr. Fagan have been designated executive officers of PP&L Resources by virtue of their respective positions at PP&L Resources subsidiaries.

  Each of the above officers, with the exception of Mr. Fagan, Mr. Grey, and Mr. McCabe, has been employed by PP&L for more than five years as of December 31, 1996. Mr. Fagan joined PMDC--then a PP&L subsidiary--in November 1994. Prior to that time, he was Vice President and General Manager at Mission Energy Company. Mr. McCabe joined PP&L in May 1994 and was previously a partner of Deloitte & Touche LLP. Mr. Grey joined PP&L in March 1995. He had been General Counsel of Long Island Lighting Company since 1992. Prior to that time, he held the position of partner at the law firm of Preston Gates & Ellis.

  Prior to election to the positions shown above, the following executive officers held other positions with PP&L since January 1, 1992: Mr. Hecht was President and Chief Operating Officer; Mr. Long was Senior Vice President-- System Power & Engineering; Mr. Byram was Vice President--Nuclear Operations and Senior Vice President--System Power & Engineering; Mr. Hill was Vice President, Comptroller and Senior Vice President--Financial and Treasurer of PP&L Resources; Mr. Grey was Vice President, General Counsel and Secretary; and Mr. McCabe was Controller.

SHAREOWNER AND INVESTOR INFORMATION

  ANNUAL MEETING: The annual meeting of shareowners is held each year on the fourth Wednesday of April. The 1997 annual meeting will be held on Wednesday, April 23, 1997, at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, PA.

  PROXY MATERIAL: A proxy statement and notice of PP&L Resources' annual meeting are mailed to all shareowners of record as of February 28, 1997.

  DIVIDENDS: The 1997 dates for consideration of the declaration of dividends by the board of directors or its finance committee are February 26, May 28, August 27 and November 26. Subject to the declaration, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 1997 record dates for dividends are expected to be the 10th day of March, June, September and December.

  DIRECT DEPOSIT OF DIVIDENDS: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

  DIVIDEND REINVESTMENT PLAN: Shareowners may choose to have dividends on their PP&L Resources common stock or PP&L preferred stock reinvested in PP&L Resources common stock instead of receiving the dividend by check.

  CERTIFICATE SAFEKEEPING: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PP&L for safekeeping.

  LOST DIVIDEND OR INTEREST CHECKS: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

  TRANSFER OF STOCK OR BONDS: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

  BONDHOLDER INFORMATION: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

  LOST STOCK OR BOND CERTIFICATES: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

  PUBLICATIONS: Several publications are prepared each year and sent to all investors of record and to others who request their names be placed on our mailing list. If your stock is held in street name and you wish to receive company information on a more timely basis, write, call or E-mail Investor Services at the addresses or number listed below. We will add your name to our direct mailing list.

  PP&L RESOURCES SUMMARY ANNUAL REPORT--published and mailed in mid-March to all shareowners of record.

  SHAREOWNERS' NEWSLETTER--an easy-to-read newsletter containing current items of interest to shareowners--published and mailed at the beginning of each quarter.

  QUARTERLY REVIEW--published in May, July and October to provide quarterly financial information to investors.

  PERIODIC MAILINGS: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

  DUPLICATE MAILINGS: The summary annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

  INVESTOR SERVICES: For any questions you have or additional information you require about PP&L Resources and its subsidiaries, please call the toll-free number listed below, or write to:

    George I. Kline
    Manager--Investor Services
    Pennsylvania Power & Light Co.
    Two North Ninth Street
    Allentown, PA 18101

  TOLL-FREE PHONE NUMBER: For information regarding your investor account, or other inquiries, call toll-free: 1-800-345-3085.

  INTERNET ACCESS: For updated information throughout the year, check out our home page at http://www.papl.com. You may also contact Investor Services via E-mail at invserv@papl.com.

  SECURITY ANALYST AND INSTITUTIONAL INVESTOR INQUIRIES: Members of the financial community seeking additional information may contact:

    Timothy J. Paukovits
    Investor Relations Manager
    Phone: (610) 774-4124
    Fax: (610) 774-5106
    E-mail: tjpaukovits@papl.com

LISTED SECURITIES:                    FISCAL AGENTS:
NEW YORK STOCK EXCHANGE               STOCK TRANSFER AGENTS AND REGISTRARS
PP&L RESOURCES, INC.:                  Norwest Bank Minnesota, N.A.
Common Stock (Code: PPL)               Shareowner Services
                                       161 North Concord Exchange
PENNSYLVANIA POWER & LIGHT CO.:        South St. Paul, MN 55075
4 1/2% Preferred Stock
  (Code: PPLPRB)                       Pennsylvania Power & Light Co.
4.40% Series Preferred Stock           Investor Services Department
  (Code: PPLPRA)

                                      DIVIDEND DISBURSING OFFICE AND
                                      DIVIDEND REINVESTMENT PLAN AGENT
PHILADELPHIA STOCK EXCHANGE            Pennsylvania Power & Light Co.
PP&L RESOURCES, INC.:                  Investor Services Department
Common Stock

                                      MORTGAGE BOND TRUSTEE
PENNSYLVANIA POWER & LIGHT CO.:        Bankers Trust Co.
4 1/2% Preferred Stock                 Attn: Security Transfer Unit
3.35% Series Preferred Stock           P.O. Box 291569
4.40% Series Preferred Stock           Nashville, TN 37229
4.60% Series Preferred Stock
                                      BOND INTEREST PAYING AGENT
                                       Pennsylvania Power & Light Co.
                                       Investor Services Department

QUARTERLY FINANCIAL, COMMON STOCK PRICE AND DIVIDEND DATA (UNAUDITED) PP&L RESOURCES, INC. AND SUBSIDIARIES
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                  FOR THE QUARTERS ENDED(A)
                                              ---------------------------------
                                              MARCH 31 JUNE 30 SEPT. 30 DEC. 31
                                              -------- ------- -------- -------
1996
Operating revenues...........................  $  789  $  669   $  715  $  737
Operating income.............................     176     120      136     124
Net income...................................     116      61       79      73
Earnings per common share(b).................    0.73    0.38     0.49    0.45
Dividends declared per common share(c).......  0.4175  0.4175   0.4175  0.4175
Price per common share
  High.......................................      26  24 1/2       24  24 1/2
  Low........................................  23 1/2      22   21 5/8  21 7/8
1995
Operating revenues...........................  $  728  $  609   $  682  $  733
Operating income.............................     162     104      179     129
Net income...................................     101      45       87      90
Earnings per common share(b).................    0.65    0.28     0.55    0.56
Dividends declared per common share(c).......  0.4175  0.4175   0.4175  0.4175
Price per common share
  High.......................................  20 7/8  19 7/8   23 1/2  26 1/2
  Low........................................  19 1/8  17 7/8   18 5/8  21 5/8

-------
(a) PP&L's electric utility business is seasonal in nature with peak sales periods generally occurring in the winter months. In addition earnings in several quarters were affected by several one-time adjustments. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.
(b) The sum of the quarterly amounts may not equal annual earnings per share due to changes in the number of common shares outstanding during the year or rounding.
(c) PP&L Resources has paid quarterly cash dividends on its common stock in every year since 1946. The dividends paid per share in 1996 and 1995 were $1.67. The most recent regular quarterly dividend paid by PP&L Resources was 41.75 cents per share (equivalent to $1.67 per annum) paid January 1, 1997. Future dividends will be dependent upon future earnings, financial requirements and other factors.

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the toll-free number listed below, or write to:

                             George Kline, Manager
                         Investor Services Department
                      Pennsylvania Power & Light Company
                  Two North Ninth Street Allentown, PA 18101

                     Toll-Free Phone Number: 800-345-3085

                                ---------------

  PP&L Resources and PP&L Co. file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 1996 is available without charge by writing to PP&L Co.'s Investor Services Department at the address printed above, or by calling the toll-free number.


   WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AS SOON AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS INCLUDED FOR YOUR CONVENIENCE.


                                ---------------

              For the latest information on PP&L Resources, visit
                        our location on the Internet at
                              http://www.papl.com

PP&L Resources, Inc.
----------------------------------------------------------------
Two North Ninth Street . Allentown, PA 18101-1179 . 610/774-5151


                                                                  March 14, 1997


Dear Shareowner:

     It is a pleasure to invite you to attend the 1997 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Wednesday, April 23, 1997, at Lehigh University's Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem, following the Annual Meeting of Shareowners of Pennsylvania Power & Light Company.

     Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company's operations and a question-and-answer period will follow.

     We hope you will be able to attend in person. If you plan to attend the meeting, please detach and return your proxy now and bring the admission ticket printed on the back of this sheet with you to the meeting. If you are unable to attend the meeting but have any questions or comments on the company's operations, we would like to hear from you.

     Your vote is important. Whether you own one share or many, please mark, sign, date and return your proxy as soon as possible so that you will be represented at the meeting in accordance with your wishes.

                                                    Sincerely yours,

                                                    /s/ William F. Hecht

                                                    William F. Hecht
                                                    Chairman, President
                                                    and Chief Executive Officer

--------------------------------------------------------------------------------

PP&L Resources, Inc.
-------------------------------------------------
Two North Ninth Street . Allentown, PA 18101-1179

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 23, 1997

        Please Vote and Sign on Reverse Side and Return in the Enclosed Envelope

     William F. Hecht, Frank A. Long and Norman Robertson, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PP&L Resources, Inc. to be held on April 23, 1997, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

  SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE ANNUAL MEETING IN THE MANNER SPECIFIED. IF PROPERLY EXECUTED AND RETURNED, AND NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ITEMS 1 AND 2 ON THE REVERSE OF THIS PROXY.
                                          (over)

                               ADMISSION TICKET

                             PP&L Resources, Inc.
                         Annual Meeting of Shareowners
                           1:30 p.m., April 23, 1997
                       Lehigh University's Stabler Arena
                            Bethlehem, Pennsylvania





  ---------------------------------------------------------------------------
        Detach your proxy and mail it in the enclosed envelope. If you plan to attend the meeting, bring this ticket with you.
  ---------------------------------------------------------------------------

                              [MAP APPEARS HERE]

          Tear along perforation and return in the enclosed envelope
--------------------------------------------------------------------------------

Indicate your vote by placing an (X) in the appropriate box
--------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS:  Nominees for terms ending in 2000.

(1) E. Allen Deaver                (3) Elmer D. Gates

(2) Nance K. Dicciani              (4) Norman Robertson

(*) TO WITHHOLD AUTHORITY TO VOTE
    FOR ANY INDIVIDUAL NOMINEE,                            For All     Withhold
    STRIKE A LINE THROUGH THE NOMINEE'S         For All   Except (*)    For All
    NAME IN THE LIST ABOVE AND MARK
    AN (X) IN THE "FOR ALL EXCEPT" BOX.          [ ]        [ ]           [ ]


2.  Ratification of appointment of Price         For      Against       Abstain
    Waterhouse LLP as independent
    auditors for 1997.                           [ ]        [ ]           [ ]

--------------------------------------------------------------------------------


-----------------------------Date------------ Please date and sign your name(s)
                                              exactly as shown at left and mail
-----------------------------Date------------ promptly in the enclosed envelope.
                                              IMPORTANT: When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              your full title as such. In the
                                              case of JOINT HOLDERS, all should
                                              sign.

                                              PROXY

                      RE: ANNUAL MEETING OF SHAREOWNERS

                                APRIL 23, 1997

                             PP&L RESOURCES, INC.

TO PARTICIPANTS IN THE EMPLOYEE STOCK OWNERSHIP PLAN:

        Mellon Bank, Trustee, is forwarding to you the enclosed materials which relate to shares of PP&L Resources, Inc. Common Stock credited to your account under the Plan. As a participant in the Plan, you are entitled to instruct Mellon Bank, Trustee, as record owner of your Plan shares as to how to vote your shares. Full and fractional shares credited to your account under the Plan as of February 28, 1997 will be voted by Mellon Bank, Trustee, in accordance with your instructions. Shares that are voted will be held in confidence by Mellon Bank.

        Please review the information carefully and indicate how you wish your shares to be voted at the annual meeting. Mark, sign, date and use the return envelope for mailing your ballot to Mellon Bank's agent for tabulation. Please return your signed proxy form by APRIL 16, 1997.

        IF YOU DO NOT RETURN YOUR BALLOT, OR RETURN IT UNSIGNED, THE PLAN PROVIDES THAT THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PERCENTAGE AS SHARES HELD BY PARTICIPANTS FOR WHICH THE TRUSTEE HAS RECEIVED TIMELY VOTING INSTRUCTIONS.

        The enclosed ballot shows your current share balance in the Plan and reflects the recent allocation of Common Stock to your account for Plan year 1996. For each $10,000 in compensation (up to $56,000) you received in 1996,
2.157 shares were allocated to your account. For each $100 of dividends you received on Plan shares in 1996, 3.047 shares were allocated to your account. Details of this allocation will be shown on your statement of account for April.